Exhibit 2.1


                                                                  EXECUTION COPY









                           STOCK PURCHASE AGREEMENT


                                BY AND BETWEEN


                            HEALTHSOUTH CORPORATION


                                      AND


                          SELECT MEDICAL CORPORATION


                            ------------------------



                         DATED AS OF JANUARY 27, 2007


                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I             PURCHASE AND SALE........................................1

         1.1      Purchase and Sale of the Shares..............................1

         1.2      Consideration................................................2

         1.3      Closing......................................................2

         1.4      Deliveries by Seller.........................................2

         1.5      Deliveries by Buyer..........................................2

         1.6      Related Calculations.........................................3

ARTICLE II            RELATED MATTERS..........................................6

         2.1      Ancillary Agreement..........................................6

         2.2      Intercompany Agreements; Certain Other Intercompany
                    Matters....................................................6

         2.3      Resignations.................................................7

         2.4      Restructuring Transactions...................................7

         2.5      Guaranties...................................................9

         2.6      Payment of Division Indebtedness.............................9

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF SELLER.................9

         3.1      Organization of Seller; Authority............................9

         3.2      Title to Shares.............................................10

         3.3      Organization and Qualification..............................10

         3.4      Capitalization of the Company...............................10

         3.5      Capitalization of the Division Entities.....................11

         3.6      No Violation; Consents and Approvals........................11

         3.7      Financial Statements; Undisclosed Liabilities...............12

         3.8      Absence of Certain Changes or Events........................13

         3.9      Real Property...............................................14

         3.10     Intellectual Property.......................................14

         3.11     Litigation..................................................15

         3.12     Employee Benefit Plans......................................15

         3.13     Taxes.......................................................16

                               TABLE OF CONTENTS
                                  (continued)

                                                                            PAGE


         3.14     Material Contracts and Commitments..........................17

         3.15     Compliance with Laws; Permits...............................18

         3.16     Labor Matters...............................................19

         3.17     Environmental...............................................19

         3.18     Health Care Regulatory Matters..............................20

         3.19     Assets of the Division......................................22

         3.20     Brokers.....................................................22

         3.21     NO OTHER REPRESENTATIONS....................................23

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF BUYER.................23

         4.1      Organization; Authority.....................................23

         4.2      No Violation; Consents and Approvals........................23

         4.3      Litigation..................................................24

         4.4      Financing...................................................24

         4.5      Acquisition of the Shares for Investment; Securities Act....24

         4.6      Vote/Approval Required......................................24

         4.7      Solvency....................................................24

         4.8      Investigation by Buyer......................................25

         4.9      Brokers.....................................................25

ARTICLE V             COVENANTS OF THE PARTIES................................25

         5.1      Conduct of the Division.....................................25

         5.2      Access to Information Prior to the Closing;
                    Confidentiality; Cooperation..............................27

         5.3      Commercially Reasonable Efforts.............................28

         5.4      Consents....................................................28

         5.5      Antitrust Notification......................................29

         5.6      Public Announcements........................................29

         5.7      Supplemental Disclosure.....................................30

         5.8      Certain Licenses and Permits................................30

         5.9      Records; Cooperation........................................30

         5.10     Preparation of Financial Statements.........................32

                               TABLE OF CONTENTS
                                  (continued)

                                                                            PAGE



         5.11     Covenant Not to Compete.....................................33

ARTICLE VI            ADDITIONAL AGREEMENTS...................................35

         6.1      Tax Matters.................................................35

         6.2      Division Employees; Employee Contracts and Benefits.........43

         6.3      Workers' Compensation.......................................46

         6.4      Use of Seller's Name and Logo...............................46

         6.5      Software....................................................46

         6.6      Enterprise Systems..........................................47

ARTICLE VII           CONDITIONS TO OBLIGATIONS OF EACH OF SELLER AND BUYER...47

         7.1      Mutual Conditions...........................................47

ARTICLE VIII          CONDITIONS TO OBLIGATIONS OF SELLER.....................48

         8.1      Conditions..................................................48

ARTICLE IX            CONDITIONS TO OBLIGATIONS OF BUYER......................48

         9.1      Conditions..................................................48

ARTICLE X             TERMINATION, AMENDMENT AND WAIVER.......................49

         10.1     Termination.................................................50

         10.2     Procedure and Effect of Termination.........................51

         10.3     Amendment and Modification..................................51

ARTICLE XI            SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION............52

         11.1     Survival of Representations.................................52

         11.2     Seller's Agreement to Indemnify.............................52

         11.3     Seller's Limitation of Liability............................52

         11.4     Buyer's Agreement to Indemnify..............................53

         11.5     Buyer's Limitation of Liability.............................54

         11.6     Conditions of Indemnification With Respect to
                    Third-Party Claims........................................54

         11.7     Other Claims................................................55

         11.8     Sole Remedy.................................................56

ARTICLE XII           MISCELLANEOUS...........................................57

                               TABLE OF CONTENTS
                                  (continued)

                                                                            PAGE


         12.1     Fees and Expenses...........................................57

         12.2     Further Assurances..........................................58

         12.3     Notices.....................................................58

         12.4     Entire Agreement............................................59

         12.5     Severability................................................59

         12.6     Binding Effect; Assignment..................................59

         12.7     No Third-Party Beneficiaries................................59

         12.8     Counterparts................................................59

         12.9     Interpretation..............................................59

         12.10    Forum; Service of Process...................................60

         12.11    Governing Law...............................................60

         12.12    Specific Performance........................................60

         12.13    Waivers.....................................................60

         12.14    Defined Terms...............................................60

                            INDEX OF DEFINED TERMS


                                                Page


2005 Pro Forma Financial Information...............13
2005 Segment Information...........................13
90% Lease Condition................................61
90% Payor Contract Condition.......................62
Accounting Arbiter..................................5
Accounting Principles...............................3
Actual Closing Cash Balance.........................3
Actual Net Working Capital..........................4
Adjusted Grossed Up Basis..........................37
Affiliate..........................................62
Affiliated Group...................................17
Aggregate Deemed Sales Price.......................37
Agreement...........................................1
Allocation.........................................43
Allocation Dispute Notice..........................43
Ancillary Agreements................................8
Anti-Kickback Law..................................20
Applicable Buyer Plan..............................45
Audited Financial Statements.......................13
Basket.............................................54
Benefit Plans......................................63
Business............................................1
Business Day.......................................63
Buyer...............................................1
Buyer Claims.......................................53
Buyer Indemnified Parties..........................53
Buyer Representatives..............................28
Capitalized Lease Indebtedness.....................63
Cash...............................................63
Cash Adjustment Amount..............................4
Cash Due to Minority Interest Holders..............63
CIA................................................21
Closing.............................................1
Closing Cash Balance................................3
Closing Date........................................2
Code...............................................64
Company.............................................1
Conclusive Statement................................5
Confidentiality Agreement..........................29
Consent............................................12
Consented Leases...................................64
Consented Third Party Payor Contracts..............64
Consolidated Income Tax Return.....................41
Contract...........................................65
Courts.............................................61
Damages............................................53
Deficiency Amount...................................4
Disclosure Letter...................................6
Disregarded Entities...............................38
Distributions......................................65
Division............................................1
Division Entities...................................1
Division Offerees..................................44
DOJ................................................29
DRE Sales..........................................38
Earn-Out Indebtedness..............................65
EBITDA.............................................65
Effective Time......................................2
Election...........................................36
Enterprise Systems.................................48
Environmental Law..................................66
ERISA..............................................66
ERISA Affiliate....................................66
Estimated Closing Cash Balance......................3
Estimated Net Working Capital.......................3
Estimated Net Working Capital Adjustment............2
Excess Amount.......................................4
Excess Restructuring Costs..........................8
Exchange Act.......................................12
Excluded Assets.....................................7
Excluded Representations...........................53
Facilities.........................................66
Federal Health Care Programs.......................20
Filing.............................................12
Final Allocation...................................44
Form 8023..........................................36
FTC................................................29
GAAP...............................................67
Going Clinics.......................................7
Good Faith Statement................................3
Governmental Entity................................12

Guaranties..........................................9
Hazardous Substances...............................67
Health Care Related Liabilities....................67
HIPAA..............................................20
HSR Act............................................12
Indebtedness.......................................67
Independent Accounting Firm........................37
Initial Purchase Price..............................2
Intellectual Property Rights.......................15
Intercompany Agreements.............................6
Interest Rate......................................68
Interim Pro Forma Income Statements................13
Interim Segment Information........................14
IT Systems.........................................15
Knowledge of Seller................................68
Law................................................68
Leased Real Property...............................14
Liens...............................................2
Litigation.........................................15
Material Adverse Effect............................69
Material Contracts.................................18
Minority Interest Holders..........................69
Net Working Capital.................................3
Net Working Capital Adjustment Amount...............4
Non Required Consent Third Party Payor Contract....70
Notice of Disagreement..............................4
Pension Plan.......................................70
Permits............................................19
Permitted Liens....................................70
Person.............................................70
Post-Closing Taxes.................................40
Pre-Closing Taxes..................................39
Pre-Closing Transactions...........................32
Purchase Price......................................6
Real Property......................................14
Records............................................31
Release............................................71
Replacement Lease...................................9
Required Consent Lease.............................71
Required Consent Third Party Payor Contract........71
Restricted Territory...............................71
Restructuring Agreements............................8
Restructuring Transactions..........................8
Retained Liabilities...........................46, 71
Retained Litigation................................32
SEC................................................33
Seller..............................................1
Seller Claims......................................54
Seller Indemnified Parties.........................54
Seller Outpatient Employee.........................35
Seller Returns.....................................38
Seller's Knowledge.................................68
Seller's Trademarks and Logos......................47
September 30 Form 10-Q.............................13
Severance Policy...................................45
Shares..............................................1
Stark Law..........................................20
Statement...........................................3
Staying Clinics.....................................8
Straddle Period Returns............................38
Straddle Statement.................................38
Subsidiary.........................................72
Subsidiary Shares..................................10
Target Net Working Capital.........................72
Tax................................................18
Tax Benefit........................................57
Tax Indemnified Party..............................42
Tax Indemnifying Party.............................42
Tax Return.........................................18
Tax Third-Party Claim..............................42
Termination Date...................................51
Third-Party Claims.................................55
Transfer Taxes.....................................43
Transferred Employees..............................44
Transition Agreement................................6
Transition Date....................................33
Unadjusted Purchase Price...........................2
Unrelated Liabilities..............................73
Welfare Plan.......................................74
Wind-down Period...................................47

                           STOCK PURCHASE AGREEMENT
                           ------------------------

         STOCK PURCHASE AGREEMENT, dated as of January 27, 2007 (the "Agreement"), by and between HealthSouth Corporation, a Delaware corporation ("Seller"), and Select Medical Corporation, a Delaware corporation ("Buyer").

                                   RECITALS
                                   --------

         WHEREAS, Seller is engaged, directly and through the Division Entities (as hereinafter defined), in the business of operating and managing outpatient rehabilitation facilities offering a range of rehabilitative health care services, including physical therapy and occupation therapy, with a particular focus on orthopedic, sports-related, hand and spine injuries and various neurological/neuromuscular conditions (the "Business");

         WHEREAS, the Business is operated by Seller through the entities listed on Schedule I attached hereto (collectively, the "Division Entities");

         WHEREAS, prior to Closing (as hereinafter defined), all of Seller's equity interests in the Division Entities shall be held, directly or indirectly, by HealthSouth Holdings, Inc., a Delaware corporation (the "Company" and, collectively with the Division Entities, the "Division");

         WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of the Company;

         WHEREAS, Buyer desires to purchase and acquire from Seller, and Seller desires to sell and transfer to Buyer, all of Seller's right, title and interest in and to the Division by way of a purchase by Buyer and sale by Seller of the Shares, upon the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, the respective Board of Directors of each of Seller and Buyer has approved this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                                     TERMS
                                     -----

                                   ARTICLE I
                               PURCHASE AND SALE
                               -----------------

         1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the closing provided for in Section 1.3 hereof (the "Closing"), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the Shares, free and clear of all liens, encumbrances, security interests, mortgages, pledges, claims and options (collectively, "Liens").

         1.2 Consideration. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares at the Closing, Buyer shall pay to Seller an amount in cash, equal to (i) Two Hundred Forty Five Million Dollars ($245,000,000) (the "Unadjusted Purchase Price"), plus (ii) an amount equal to the Estimated Closing Cash Balance (as hereinafter defined), minus
(iii) an amount equal to Capitalized Lease Indebtedness as of the Effective Time, minus (iv) an amount equal to Earn-Out Indebtedness as of the Effective Time, plus (v) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital, minus (vi) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital (such amount, the "Initial Purchase Price"). Any increase or decrease to the Unadjusted Purchase Price pursuant to clauses (v) or (vi) of this
Section 1.2 shall be referred to herein as the "Estimated Net Working Capital Adjustment."

         1.3 Closing. Subject to Article X hereof, the Closing of the transactions contemplated by this Agreement shall take place at the offices of Bradley, Arant, Rose & White LLP, 1819 Fifth Avenue North, Birmingham, Alabama 35203, at 10:00 a.m., local time, on the first Business Day of the month immediately following the month in which the condition set forth in Section 7.1(c) is satisfied, but no sooner than March 1, 2007; provided that all other conditions set forth in Article VII, Article VIII and Article IX hereof are satisfied or capable of being satisfied at the Closing, or at such other place, date and time as shall be agreed upon in writing by the parties hereto (the date that the Closing actually occurs shall be referred to herein as the "Closing Date"). Notwithstanding the foregoing, the parties hereto intend that such Closing shall be deemed to be effective, and the transactions contemplated by this Agreement shall be deemed to occur simultaneously, at 11:59 p.m., Central Time, on the last day of the month immediately prior to the Closing Date (the "Effective Time").

         1.4 Deliveries by Seller. Prior to or at the Closing, Seller shall deliver or cause to be delivered to Buyer the following:


             (a) stock certificate(s) representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank;

             (b) each of the Ancillary Agreements, duly executed by Seller;

             (c) the resignations referred to in Section 2.3 hereof; and

             (d) the officer's certificate referred to in Section 9.1(c) hereof.

         1.5 Deliveries by Buyer. Prior to or at the Closing, Buyer shall deliver or cause to be delivered to Seller the following:


             (a) cash in an amount equal to the Initial Purchase Price by wire transfer of immediately available funds to a bank account designated in writing by Seller at least two (2) Business Days prior to the Closing Date;

             (b) each of the Ancillary Agreements, duly executed by Buyer; and

             (c) the officer's certificate referred to in Section 8.1(c) hereof.

         1.6 Related Calculations.

             (a) Cash Balance and Net Working Capital Calculations.

                  (i) Seller shall, at least five (5) Business Days prior to the Closing Date, cause to be prepared and delivered to Buyer a statement (the "Good Faith Statement") setting forth a good faith estimate of the Closing Cash Balance (as hereinafter defined) of the Division as of the Effective Time (the "Estimated Closing Cash Balance") and the Net Working Capital (as hereinafter defined) of the Division as of the Effective Time (the "Estimated Net Working Capital") and the respective components and calculations of each thereof. Buyer and its representatives shall have an opportunity to review and comment upon the Good Faith Statement, which shall be subject to Buyer's reasonable approval. As used herein, "Closing Cash Balance" shall mean an amount equal to (A) Cash less (B) Cash Due to Minority Interest Holders as of the Effective Time (it being understood that Seller shall be responsible for any checks that are outstanding as of the Effective Time that relate to the Company or the Division Entities). As used herein, "Net Working Capital" shall mean (i) the sum of (A) accounts receivable, net of reserves for doubtful accounts (but excluding any intercompany accounts receivable) and (B) other current assets, less (ii) the sum of (A) trade accounts payable (but excluding any intercompany accounts payable and unapplied cash), (B) refunds due to patients and third-party payors, principally as reflected in account 2512 (which as of September 30, 2006 reflected an accrued liability of $1.5 million), (C) accrued liabilities (but excluding any intercompany accrued liabilities and excluding the current portion of long-term Indebtedness) and (D) other current liabilities, and shall be calculated in accordance with the Accounting Principles. The "Accounting Principles" shall mean GAAP utilizing the methodologies, accounting principles and practices used in the preparation of the Audited Financial Statements (as hereinafter defined), and as adjusted to derive the 2005 Pro Forma Financial Information, consistent with the reconciliation thereof set forth in
      Section 3.7(d) of the Disclosure Letter. Net Working Capital shall be prepared in a manner consistent with the example thereof set forth in
      Schedule II hereto, which Schedule II is derived from the September 30, 2006 pro forma balance sheet of the Division attached as Schedule III hereto.

                  (ii) Between eight-five (85) and ninety (90) days after the Closing Date, Seller shall cause to be prepared and delivered to Buyer a statement (the "Statement") setting forth the Closing Cash Balance of the Division as of the Effective Time (the "Actual Closing Cash Balance") and the Net Working Capital of the Division as of the Effective Time (the "Actual Net Working Capital") and the components and calculations of each thereof. The Statement shall also set forth (i) the difference, if any, determined by subtracting the Estimated Closing Cash Balance from the Actual Closing Cash Balance (any such difference, the "Cash Adjustment Amount"), it being understood that the Cash Adjustment Amount may be either a positive or negative number and (ii) the difference, if any, determined by subtracting the Estimated Net Working Capital from the Actual Net Working Capital (such difference, the "Net Working Capital Adjustment Amount"), it being understood that the Net Working Capital Adjustment Amount may be either a positive or negative number. Subject to Sections 1.6(a)(iii)-(v), (i) Buyer shall pay to Seller the amount of any positive Cash Adjustment Amount and any positive Net

      Working Capital Amount and (ii) Seller shall pay to Buyer the amount of any negative Cash Adjustment Amount and any negative Net Working Capital Adjustment Amount, in each case, as finally determined pursuant to this
      Section 1.6(a). To the extent that netting the payments referenced in the preceding sentence results in a net payment by Buyer to Seller, the amount of such net payment shall be referred to herein as the "Excess Amount" and, to the extent that netting the payments referenced in the preceding sentence results in a net payment by Seller to Buyer, the amount of such net payment shall be referred to herein as the "Deficiency Amount." Contemporaneously with its delivery to Buyer of the Statement, Seller shall also deliver to Buyer a copy of the work papers prepared in connection with the Statement's preparation. The Statement shall be prepared in accordance with the Accounting Principles. Buyer shall provide Seller and its representatives reasonable access, during normal business hours of Buyer, to all personnel, books and records of the Division as reasonably requested by Seller to assist it in its preparation of the Statement.

                  (iii) After receipt of the Statement, Buyer shall have forty-five (45) days to review the Statement together with the work papers used in its preparation. During the course of the preparation of the Statement and following the delivery of the Statement, Seller shall provide Buyer and its representatives reasonable access, during normal business hours of Seller, to all personnel, books and records of Seller as reasonably requested by Buyer to assist it in its review of the Statement and its preparation. The Statement shall become final and binding upon the parties on the forty-fifth day following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (a "Notice of Disagreement") to Seller prior to such date. Any Notice of Disagreement shall (A) specify in reasonable detail the nature and amount of any disagreement so asserted, and (B) include Buyer's calculation of the Closing Cash Balance and/or Net Working Capital (whichever is being disputed) of the Division as of the Effective Time. If Buyer has given Seller a Notice of Disagreement prior to the forty-fifth day following receipt by Buyer of the Statement, then the Statement shall become final and binding upon the parties on the date the parties hereto resolve in writing any differences they have with respect to any matter properly included in the Notice of Disagreement, in accordance with this Section 1.6(a). During the twenty (20) Business Days immediately following the receipt by Seller of a Notice of Disagreement, the respective Chief Financial Officers of Seller and Buyer or their designees shall negotiate in good faith to resolve any disputed items timely included in a Notice of Disagreement. During such period, Buyer shall have full access to the working papers of Seller prepared in connection with Seller's preparation of the Statement, and Seller shall have full access to the working papers of Buyer prepared in connection with Buyer's preparation of the Notice of Disagreement. Any resolution of disputed items included in the Notice of Disagreement that is agreed upon in writing by Buyer and Seller shall be final, binding and conclusive as to Seller, Buyer and their respective Affiliates. At the end of such twenty (20) Business Day period, at the request of Seller or Buyer, any and all matters which remain in dispute, and which were properly included in the Notice of Disagreement, shall be submitted to a mutually acceptable, nationally recognized independent accounting firm or other professional service organization that provides financial dispute resolution services (the "Accounting Arbiter") selected by Seller and Buyer, with no material relationship to Seller or Buyer or any of their respective

      Affiliates, for a binding resolution of such disputed items. If Buyer and Seller are not able to agree upon an Accounting Arbiter, the appointment of an Accounting Arbiter will be finally selected by mutual agreement of an independent accounting firm selected by Seller and an independent accounting firm selected by Buyer; provided that, neither of the independent accounting firms selected by Buyer or Seller shall serve as the Accounting Arbiter. The fees and expenses of the Accounting Arbiter shall be paid one-half by Seller and one-half by Buyer.

                  (iv) The Accounting Arbiter shall determine and report in writing to Seller and Buyer as to its determination of all disputed matters submitted to the Accounting Arbiter and the effect of such determinations on the Statement within twenty (20) Business Days after such submission, and such determinations shall be final, binding and conclusive as to Seller, Buyer and their respective Affiliates. In resolving any disputed item, the Accounting Arbiter, acting in its capacity as an expert and not as an arbitrator: (A) shall limit its review to matters specifically set forth in such Notice of Disagreement delivered pursuant to Section 1.6(a)(iii) as a disputed item (other than those items thereafter resolved by mutual written agreement of Seller and Buyer), (B) shall further limit its review to whether the calculation of any such disputed item is mathematically accurate and whether the calculation of the Closing Cash Balance and/or Net Working Capital was made in accordance with the Accounting Principles and the terms of this Agreement, and (C) shall not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any other party in the Statement or the Notice of Disagreement delivered pursuant to
      Section 1.6(a)(iii). Each of Seller and Buyer shall have the right, within five (5) Business Days of submission of any disputed item to the Accounting Arbiter, to meet with representatives of the Accounting Arbiter and present its position as to the resolution of such disputed item. In addition, Seller and Buyer shall each furnish to the Accounting Arbiter such work papers and other documents and information relating to the disputed items, as the Accounting Arbiter may reasonably request.

                  (v) At such time as the Statement becomes final, binding and conclusive upon Seller, Buyer and their respective Affiliates in accordance with this Section 1.6(a), the Statement shall become the "Conclusive Statement." If the Conclusive Statement contains a Deficiency Amount, then Seller shall pay to Buyer an amount in cash equal to such Deficiency Amount. If the Conclusive Statement contains an Excess Amount, then Buyer shall pay to Seller an amount in cash equal to such Excess Amount. Any payment to be made pursuant to this Section 1.6 shall be made on the third Business Day following the date on which the Statement becomes the Conclusive Statement pursuant to this Section 1.6(a). Any payment to be made pursuant to this Section 1.6(a) shall be made on the third Business Day following the date on which the Statement becomes the Conclusive Statement pursuant to this Section 1.6(a). Any payment required to be made by Seller or Buyer pursuant to this Section 1.6(a) shall bear interest from the Closing Date through the date of payment at the Interest Rate and shall be payable by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such funds prior to the date when such payment is due.

             (b) The Initial Purchase Price, as increased by any Excess Amount or decreased by any Deficiency Amount, as the case may be, shall be referred to herein as the "Purchase Price."


                                  ARTICLE II
                                RELATED MATTERS
                                ---------------

         2.1 Ancillary Agreement. Prior to or at the Closing, Seller and Buyer shall enter into the Transition Services Agreement between Seller and Buyer, substantially in the form set forth in Exhibit A attached hereto, pursuant to which Seller shall provide, or cause to be provided, to the Division certain transition services, as set forth therein, for the time periods set forth therein, in accordance with the terms thereof (the "Transition Agreement").

2.2      Intercompany Agreements; Certain Other Intercompany Matters.

             (a) Section 2.2(a)(i) of the disclosure letter delivered by Seller to Buyer simultaneously herewith (the "Disclosure Letter") lists all intercompany agreements between Seller or any of its Affiliates (other than the Company or any Division Entity), on the one hand, and the Company or any Division Entity, on the other hand (the "Intercompany Agreements"). Except as set forth in Section 2.2(a)(ii) of the Disclosure Letter and except for those Intercompany Agreements to be assigned by Seller to the Company pursuant to
Section 2.4(a) hereof, as of the Closing, Seller, the Company and the Division Entities shall cause all Intercompany Agreements to be terminated in all respects (pursuant to documentation reasonably acceptable to Buyer) such that there is no cost or liability (including any Tax liability) thereunder from and after the Closing on the part of the Company or any Division Entity.

             (b) As of the Closing, all intercompany accounts receivable and accounts payable between the Company or any Division Entity, on the one hand, and Seller or any of its Affiliates (other than the Company or any Division Entity), on the other hand, shall be cancelled and terminated in all respects (pursuant to documentation reasonably acceptable to Buyer) such that there is no cost or liability (including any Tax liability) thereunder from and after the Closing on the part of the Company or any Division Entity.

             (c) Except as provided in the Transition Agreement, at or prior to the Closing, all information technology, accounting, insurance, banking, human resources, legal, tax, communications and other products or services (i) provided to the Company or any Division Entity (A) by Seller or any of its Affiliates (other than the Company or any Division Entity) or (B) pursuant to agreements, licenses or arrangements between Seller or its Affiliates (other than the Company or a Division Entity), on the one hand, and third parties, on the other hand, under which goods or services are provided to the Company or any Division Entity, or (ii) provided by either the Company or any Division Entity to Seller or any of its Affiliates (other than the Company or any Division Entity), including any agreements or understandings (written or oral) with respect thereto, will terminate. Except as otherwise specifically provided in the Transition Agreement, on and after the Closing Date, Buyer shall be solely responsible for the operation of the Division. Section 2.2(c) of the Disclosure Letter sets forth all (x) Contracts between Seller or its Affiliates (other than the Company or a Division Entity), on the one hand, and third parties, on the other hand, pursuant to which the Company or any Division Entity is entitled to receive payments or other benefits, which will not be transferred to the Company or a Division Entity and, following the Effective Time, the Company or such Division Entity will no longer be entitled to such payments or benefits provided thereunder and (y) other assets, properties and rights of the Division that will be retained by Seller and will not be available for use by the Division following the Effective Time.

         2.3 Resignations. At the Closing, Seller shall cause to be delivered to Buyer and the Company duly signed resignations from the members of the board of directors, board of managers or similar governing bodies, effective as of the Closing, of each Division Entity, unless otherwise requested by Buyer, and shall take such other action as is necessary to accomplish the foregoing.

         2.4 Restructuring Transactions.

             (a) Prior to the Closing, Seller shall, and shall cause its Subsidiaries to, consummate the transactions listed in Section 2.4(a) of the Disclosure Letter in order to transfer and convey to the Company or the Division Entities all of Seller's right, title and interest in and to (i) the equity interests in the Division Entities held by Seller or any of its Subsidiaries (other than the Company or a Division Entity) and (ii) such other properties, assets and Contracts primarily used in the conduct of the Business as are set forth on Section 2.4(a) of the Disclosure Letter. Section 2.4(a) of the Disclosure Letter shall also set forth a list of each of the current operating outpatient rehabilitation clinics that will be owned by the Company or the Division Entities immediately after the Closing (the "Going Clinics"), and shall include a listing of the legal entity that owns each such Going Clinic.

             (b) Prior to the Closing, Seller shall, and shall cause its Subsidiaries to, consummate the transactions listed in Section 2.4(b) of the Disclosure Letter in order to transfer or convey to Seller or a Subsidiary of Seller (other than the Company or a Division Entity) all of their right, title and interest in and to (i) the equity interests in all Subsidiaries of or other entities owned by the Company and the Division Entities that are not engaged in the conduct of the Business and (ii) such other properties, assets and Contracts that are not primarily used in the conduct of Business and which are set forth in Section 2.4(b) of the Disclosure Letter (collectively, the "Excluded Assets"). Section 2.4(b) of the Disclosure Letter shall also set forth a list of each of the outpatient rehabilitation clinics owned or controlled by Seller or its Subsidiaries at any time since September 30, 2005 that will not be owned by the Company or the Division immediately after the Closing. Such outpatient rehabilitation clinics and any other clinic presently or formerly owned or operated by Seller or its Subsidiaries (other than the Going Clinics) shall be referred to as the "Staying Clinics." Buyer and Seller agree that any liabilities or obligations of the Company or any Division Entity that relate to the Excluded Assets or the Staying Clinics will also be transferred to or assumed by Seller or a Subsidiary of Seller (other than the Company or its Subsidiaries) prior to the Effective Time, and that the Company and the Division Entities shall be released from any obligation relating to such liabilities as of the Effective Time and indemnified by Seller from and against such liabilities. The transactions listed in Sections 2.4(a) and 2.4(b) of the Disclosure Letter shall be collectively referred to herein as the "Restructuring Transactions," and the agreements to effectuate the Restructuring Transactions shall be referred to herein as the "Restructuring Agreements." Together, the Transition Agreement and the Restructuring Agreements are referred to herein as the "Ancillary

Agreements." Seller will consult with and take into account Buyer's reasonable suggestions regarding the manner to effectuate the Restructuring Transactions; provided, however, that Seller shall be free to structure the Restructuring Transactions in such manner as it determines, in its sole discretion, as to maximize tax efficiencies to Seller without Buyer's prior consent so long as such structure does not adversely affect the parties' ability to effect either the Election or the DRE Sales (each as hereinafter defined); provided, further, that if Buyer shall propose changes to the Restructuring Transactions, then (i) Seller shall effect the Restructuring Transactions in accordance with Buyer's proposal to the extent commercially practicable and
(ii) Buyer shall reimburse and indemnify Seller from and against any and all incremental Taxes, on a grossed up basis, and out-of-pocket expenses incurred by Seller in effectuating the Restructuring Transactions in accordance with Buyer's proposal to the extent such Taxes and out-of-pocket expenses exceed the amount thereof that would have been incurred by Seller had Seller effectuated the Restructuring Transactions in the manner proposed by Seller (the "Excess Restructuring Costs").

             (c) To the extent any property, asset or Contract that is required to be transferred or conveyed pursuant to the Restructuring Transactions or the transactions contemplated by this Agreement is not assignable or transferable without the consent of any Person other than Seller, Buyer or any of their respective Affiliates, and such consent shall not have been given prior to the Closing, Seller shall have the continuing obligation after the Closing to use its commercially reasonable efforts to endeavor to obtain any such consent. After the Closing, Seller and Buyer shall cooperate with each other in any reasonable arrangement that is designed to
(i) relieve Seller of the obligations of any such property, assets and Contracts that are required to be transferred or conveyed to the Company or the Division Entities pursuant to the Restructuring Transactions or the transactions contemplated by this Agreement and provide Buyer the benefits thereunder and (ii) relieve Buyer of the obligations of any such property, assets and Contracts that are required to be transferred or conveyed to Seller or a Subsidiary of Seller (other than the Company or the Division Entities) pursuant to the Restructuring Transactions or the transactions contemplated by this Agreement and provide Seller the benefits thereunder. Without limiting the generality of the preceding sentence, with respect to Required Consent Leases that are not Consented Leases as of the Closing, Seller shall be entitled, in its reasonable discretion, to (i) enter into one or more management agreements with the Company, in form and substance reasonably acceptable to Buyer, with respect to the Facilities covered by each such Required Consent Lease whereby Seller will maintain the Required Consent Lease and operate such Facility for the benefit of Buyer, or (ii) cooperate with Buyer in relocating the Facility to a location, and on lease terms, reasonably acceptable to Buyer (each, a "Replacement Lease"), with Seller reimbursing and indemnifying Buyer from and against all reasonable out-of-pocket expenses incurred by Buyer in connection with such relocation, including, without limitation, reasonable (x) moving expenses, (y) tenant improvements and (z) any incremental rent expense required under such Replacement Lease above the amount that would have been required to be paid by Buyer under the terms of the Required Consent Lease; provided, however, that Seller's obligation to reimburse and indemnify under clause (z) above shall be limited to amounts incurred with respect to the period commencing on the Closing Date and ending on the earliest date that the Required Consent Lease could be terminated by the lessor (or, if earlier, the date such Required Consent Lease would have expired) in accordance with its terms had the relocation not occurred.

         2.5 Guaranties. Buyer shall use its commercially reasonable efforts to cause itself or one of its Affiliates to be substituted in all respects for Seller, effective as of the Closing, in respect of all obligations of Seller under each of the guaranties of leases of real property which are set forth in
Section 2.5 of the Disclosure Letter for the benefit of the Division or any of the Division Entities or any extensions or modifications thereto in accordance with this Agreement (collectively, the "Guaranties"), and to use its commercially reasonable efforts to cause each other party to such Guaranty to release Seller and its Affiliates (other than the Company and any Division Entity) from any and all obligations and liabilities under such Guaranty. To the extent that it is commercially impracticable with respect to any given Guaranty for Buyer to effect such substitution and release, Buyer shall indemnify and hold harmless the Seller Indemnified Parties (as hereinafter defined) from and against all Damages (as hereinafter defined) asserted against, resulting to, imposed upon or incurred by the Seller Indemnified Parties by reason of or arising from any liability or obligation resulting from any such Guaranty in accordance with Section 11.4(e) hereof. Buyer shall take all actions that are necessary to comply with this Section 2.5 as promptly as practicable after the date hereof and shall keep Seller reasonably informed of any developments associated therewith. Seller agrees to reasonably cooperate with Buyer in connection with the fulfillment of Buyer's obligations under this Section 2.5.

         2.6 Payment of Division Indebtedness. At or prior to the Closing, Seller shall repay or assume, or cause to be repaid or assumed, on behalf of the Company and the Division Entities, all outstanding Indebtedness (together with accrued interest thereon) of the Company and the Division Entities as of the Closing Date (other than Capitalized Lease Indebtedness and Earn-Out Indebtedness), and shall take all actions as may be required to release the Company and the Division Entities from any and all obligations and liabilities under such Indebtedness (other than Capitalized Lease Indebtedness and Earn-Out Indebtedness) and any Lien or guaranty in respect of any such Indebtedness (other than Capitalized Lease Indebtedness and Earn-Out Indebtedness) or any Indebtedness of Seller or its Subsidiaries (other than Capitalized Lease Indebtedness and Earn-Out Indebtedness) pursuant to releases in form and substance reasonably acceptable to Buyer.


                                 ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

         Except as set forth in the Disclosure Letter (as updated pursuant to Section 5.7 hereof) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such Disclosure Letter relates; provided, that any information set forth in one section of the Disclosure Letter shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face), Seller represents and warrants to Buyer as follows:

         3.1 Organization of Seller; Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and corporate authority to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller and its Affiliates of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller, and no other acts or proceedings on the part of Seller, including stockholder approval, are necessary for Seller to authorize this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby. This Agreement has been (and each such Ancillary Agreement, upon execution and delivery, will be) duly executed and delivered by Seller and each of its Affiliates a party thereto and constitutes (and each such Ancillary Agreement, upon execution and delivery, will constitute) a valid and binding obligation of Seller and each of its Affiliates a party thereto, enforceable against Seller and each of its Affiliates a party thereto in accordance with its and their respective terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         3.2 Title to Shares. Seller has good and valid title to the Shares, free and clear of all Liens, and upon delivery to Buyer at the Closing of a certificate or certificates representing the Shares, duly endorsed by Seller for transfer to Buyer or accompanied by stock powers duly executed in blank, and upon receipt by Seller of the Initial Purchase Price at the Closing, good and valid title to the Shares will pass to Buyer, free and clear of any Liens. Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract, including any such Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares. Except as set forth in Section 3.2 of the Disclosure Letter, Seller, directly or indirectly through one of its Subsidiaries, has good and valid title to all of the outstanding shares of capital stock or other equity interests of the Division Entities, directly or indirectly (the "Subsidiary Shares"), free and clear of all Liens.

         3.3 Organization and Qualification. The Company and each of the Division Entities is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite corporate or other power and authority to own, lease and operate its properties and to conduct its business as conducted on the date hereof, except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (as hereinafter defined). Except as set forth in
Section 3.3 of the Disclosure Letter, the Company and each of the Division Entities is duly qualified or licensed to do business as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

         3.4 Capitalization of the Company. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares, constituting the Shares, are validly issued and outstanding. The Shares were duly authorized and are fully paid and nonassessable. The Shares are owned of record and beneficially by Seller. Such Shares have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights. Except for the Shares, there are no shares of capital stock or other equity securities of the Company outstanding. There are no outstanding warrants, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments pursuant to which Seller or the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company, or which give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness having the right to vote on any matters upon which stockholders of the Company may vote.

         3.5 Capitalization of the Division Entities.

             (a) Except for the Division Entities, the Company does not own, directly or indirectly, any capital stock, equity securities or other equity interest in any other Person. The Subsidiary Shares for each Division Entity that is a corporation were duly authorized and are validly issued, fully paid and nonassessable. The Subsidiary Shares of each Division Entity that is not a corporation were duly authorized, and are validly issued. Except as set forth in Section 3.5(a) of the Disclosure Letter, all issued and outstanding shares of capital stock or other equity interests of each Division Entity will, as of the Closing, be owned of record and beneficially by the Company or another Division Entity. The Subsidiary Shares as of the Closing will be owned of record and beneficially by the Company, either directly or indirectly through a Division Entity.

             (b) The Subsidiary Shares of each Division Entity have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights (except as otherwise required by applicable Law). Except as set forth in Section 3.5(b) of the Disclosure Letter, there are no outstanding warrants, puts, calls, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments pursuant to which Seller, the Company or any of the Division Entities is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock, equity interests or other securities of the Division Entities or which give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of the Subsidiary Shares of the Division Entities. There are no outstanding bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which stockholders of any of the Division Entities may vote.

3.6      No Violation; Consents and Approvals.

             (a) The execution and delivery by Seller and each of its Affiliates that are a party thereto of this Agreement and the Ancillary Agreements do not, and the performance by Seller and its Affiliates of their obligations hereunder and thereunder and compliance with the terms hereof and thereof will not, (i) conflict with the Restated Certificate of Incorporation or Amended and Restated Bylaws of Seller or the comparable governing instruments of the Company or any of the Division Entities; (ii) subject to receipt of the Consents and making of the Filings listed in Section 3.6(b) of the Disclosure Letter and the making of Filings under the HSR Act and the Exchange Act, violate or conflict with, in each case in any material respect, any Law applicable to Seller, the Company or any of the Division Entities, including any statute, regulation and rule of any health care authority having jurisdiction over the Division or the Facilities, including such Laws relating to health care fraud and abuse; or (iii) subject to the receipt of the Consents and making of the Filings listed in Section 3.6(b) of the Disclosure Letter and the making of Filings under the HSR Act and the Exchange Act, result in any material violation of or material breach or default under (or with notice or lapse of time or both would result in a material violation of or a material breach or default under), or result in or give rise to a right of termination, cancellation or acceleration, or result in the creation, of any Lien upon, any of the material properties or assets of the Company or any of the Division Entities under any Material Contract (as hereinafter defined) or Permit (as hereinafter defined) to which Seller, the Company or any of the Division Entities is a party or by or to which Seller, the Company or any of the Division Entities or any of their respective properties or assets is bound or subject, except, in the case of (ii) and (iii) above, for any such conflict, violation, breach, default, right of termination or cancellation which arises from or relates to the legal or regulatory status of Buyer or the nature of Buyer's businesses or its participation in the transactions contemplated hereby.

             (b) Set forth in Section 3.6(b) of the Disclosure Letter is a list of each (i) consent, approval, waiver, license, certification, Permit, order or authorization of (each, a "Consent") and registration, declaration or filing (each, a "Filing") with, any court, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign (a "Governmental Entity"), that is material to the conduct of the Business required to be obtained or made by or with respect to Seller or the Division in connection with the execution and delivery of this Agreement or the Ancillary Agreements, or the consummation by Seller of the transactions contemplated hereby and thereby, other than (A) compliance with and Filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (B) compliance with and Filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (ii) Consent of any third party required to be obtained or made by or with respect to Seller or the Division in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation by Seller of the transactions contemplated hereby and thereby, other than such Consents, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

         3.7 Financial Statements; Undisclosed Liabilities.

             (a) Section 3.7(a) of the Disclosure Letter contains the audited financial statements of the Division as of and for the two years ended December 31, 2005 (collectively, the "Audited Financial Statements"). The Audited Financial Statements and notes thereto (i) have been prepared from the books and records of Seller and the Division, (ii) have been prepared in accordance with GAAP, consistently applied (except as disclosed therein), and
(iii) fairly present in all material respects the financial condition and results of operations of the Division for the periods presented, as more fully described in the notes to the Audited Financial Statements.

             (b) Section 3.7(b)(i) of the Disclosure Letter contains the unaudited interim pro forma income statements of the Division prepared on a quarterly basis for each of the quarters during the nine-month period ended September 30, 2006 (the "Interim Pro Forma Income Statements"). The Interim Pro Forma Income Statements (i) are pro forma for the ongoing and continuing operations of the Division, prepared in the manner set forth in Section 3.7(b)(ii) of the Disclosure Letter, (ii) have been prepared from the books and records of Seller and the Division, (iii) fairly present in all material respects the results of operations of the Division on the basis of reporting to Seller for the periods presented, and (iv) reflect the results of operations of the

Division as presented in Seller's quarterly segment reporting in its interim report on Form 10-Q for the nine months ended September 30, 2006, filed with the Securities and Exchange Commission (the "September 30 Form 10-Q").

             (c) Section 3.7(c) of the Disclosure Letter contains the unaudited pro forma financial information of the Division as of and for the year ended December 31, 2005 prepared on a quarterly basis (collectively, the "2005 Pro Forma Financial Information"). The 2005 Pro Forma Financial Information (i) are pro forma for the ongoing and continuing operations of the Division, prepared in the manner set forth in Section 3.7(b)(ii) of the Disclosure Letter, (ii) has been prepared from the books and records of Seller and the Division, and (iii) fairly presents in all material respects the financial condition and results of operations of the Division on the basis of presentation outlined in Section 3.7(c) of the Disclosure Letter, which presents the results of operations and financial position of the Division being sold by Seller and acquired by Buyer.

             (d) Section 3.7(d) of the Disclosure Letter contains the following reconciliations:

                  (i) From the segment financial information presented in Seller's annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission (the "2005 Segment Information") to the 2005 Pro Forma Financial Information;

                  (ii) From the 2005 Segment Information to the Audited Financial Statements; and

                  (iii) From the quarterly segment income statement information presented in Seller's September 30 Form 10-Q (the "Interim Segment Information") to the Interim Pro Forma Income Statement.

The reconciliations set forth in Section 3.7(d) of the Disclosure Letter have been fairly presented and properly disclose the reconciling items from each of
(i) the 2005 Segment Information to the 2005 Pro Forma Financial Information,
(ii) the 2005 Segment Information to the Audited Financial Statements and
(iii) the Interim Segment Information to the Interim Pro Forma Income Statement as of and for the periods presented in Section 3.7(d) of the Disclosure Letter (details of which have been disclosed previously to Buyer).

             (e) Except as set forth in Section 3.7(e) of the Disclosure Letter, since December 31, 2005, except for liabilities and obligations (i) disclosed in the Audited Financial Statements or the notes thereto, (ii) incurred since December 31, 2005 in the ordinary course of business, consistent with past practice, or (iii) disclosed in Section 3.7(b) of the Disclosure Letter, neither the Company nor any of the Division Entities has incurred any material liabilities or obligations (whether direct or indirect, accrued, contingent or otherwise).

         3.8 Absence of Certain Changes or Events. Since December 31, 2005, there has not been any effect, change, fact, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

Except as set forth in Section 3.8 of the Disclosure Letter, during the period from December 31, 2005 to the date of this Agreement, (a) the Company and the Division Entities have, in all material respects, operated the Division in the ordinary course of business consistent with past practice, and (b) the Company and the Division Entities have not taken any action which, if taken after the date hereof to the Closing Date, would be prohibited by Section 5.1(a), (c),
(d), (e), (g) (other than adopting or modifying any Benefit Plan) (h), (i),
(j), (r) or (t) hereof.

         3.9 Real Property. As used in this Agreement, the term "Real Property" shall mean all real property owned in fee or leased by the Company and the Division Entities and used primarily in the conduct of the Business.
Section 3.9 of the Disclosure Letter sets forth all of the Real Property. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company or one of the Division Entities has (a) good and valid title to all Real Property owned by it or (b) valid and subsisting leasehold interests in all Real Property leased by it ("Leased Real Property"), in each case, free and clear of all Liens, except Permitted Liens and Liens set forth in Section 3.9 of the Disclosure Letter which Liens on Section 3.9 of the Disclosure Letter shall be released as of the Closing Date.

         3.10 Intellectual Property.

             (a) The Company or one of the Division Entities owns or possesses valid, enforceable and adequate licenses or other legal rights to use all material copyrights, trade names, trademarks, service marks, service names, trade secrets, designs, licenses, patents, inventions, software, Internet domain names and other intellectual property rights wherever recognized throughout the world, including, without limitation, know-how (whether related to any of the foregoing or otherwise) (including pending applications for any of the foregoing) (collectively, "Intellectual Property Rights") used by the Company and the Division Entities to operate the Division as operated on the date hereof, and, except as set forth in Section 3.10(a) of the Disclosure Letter, all such Intellectual Property Rights shall be fully available in all material respects for use in the business of the Company and Division Entities immediately after the Closing on materially identical terms, except as provided in the Transition Agreement.

             (b) Except as set forth in Section 3.10(b) of the Disclosure
Letter: (i) no material claims or proceedings are pending, or, to the Knowledge of Seller, threatened, by any Person related to the use in the operation of the Division of any Intellectual Property Rights or challenging or questioning the validity, enforceability, extent or effectiveness of any Intellectual Property Rights owned by the Company or any Division Entity, or any license or agreement by which the Company or any Division Entity uses Intellectual Property Rights in its business; (ii) to the Knowledge of Seller, the operation of the Division, as conducted on the date hereof, does not infringe, dilute or misappropriate the intellectual property rights of any Person; and (iii) all material Filings, registrations and issuances pertaining to the Intellectual Property Rights owned by the Company and the Division Entities, including any and all material patents, registered trademarks and copyright registrations, have been duly and timely made and all such material patents, registered trademarks, registered copyrights and applications for the foregoing are, to the Knowledge of Seller, valid and in full force and effect.

             (c) Except as set forth in Section 3.10(c) of the Disclosure Letter, the material information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use in the Business by the Company and the Division Entities, including all material computer hardware, software, firmware and telecommunications systems used in the Business of the Company and the Division Entities (the "IT Systems"): (i) perform reliably and in material conformance with the appropriate specifications or documentation for such IT Systems, (ii) shall be fully available for use in the Business by the Company and the Division Entities immediately following the Closing, and (iii) constitute all of the material information technology systems used in the Business of the Company and the Division Entities.

         3.11 Litigation.

             (a) Except for any qui tam action of which none of Seller, the Company nor any Division Entity has Knowledge or received written notice,
Section 3.11(a) of the Disclosure Letter sets forth all actions, suits, proceedings, investigations and inquiries ("Litigation") pending or, to the Knowledge of Seller, threatened in writing to assert such Litigation by or before any Governmental Entity, by or on behalf of any third party, against Seller, the Company or any of the Division Entities which relate to the Division, the Company or any of the Division Entities, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or materially impact the ability of Seller to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

             (b) Except as disclosed in Section 3.11(b) of the Disclosure Letter, neither the Company nor any of the Division Entities nor any of their respective properties is subject to any order, judgment, injunction or decree material to the Division or the conduct of the Business.

         3.12 Employee Benefit Plans.

             (a) Neither the Company nor any Division Entity sponsors or maintains any Benefit Plans. No ERISA Affiliate sponsors or maintains any Benefit Plan that covers employees of the Company or any Division Entity or with respect to which the Company or any Division Entity has or could reasonably be expected to have any material liability.

             (b) Each Benefit Plan has been administered in all material respects in accordance with its terms and each of the Benefit Plans that is sponsored, participated in or maintained by the Company or any of the Division Entities is in compliance in all material respects with applicable Law, including ERISA and the Code.

             (c) No Benefit Plan is, or was at any time for which any statute of limitations remains open, subject to Title IV of ERISA. Neither the Company, any Division Entity nor any ERISA Affiliate is or at any time for which any relevant statute of limitations remains open was required to contribute to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or has withdrawn from any such multiemployer plan where such withdrawal has resulted or could result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

             (d) The Company, each Division Entity and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of section 4980B of the Code and the regulations thereunder, including, without limitation, the "M&A regulations" issued as Treasury Regulations Section 54.4980B-9, with respect to each Benefit Plan that is, or was during any taxable year of the Company or any ERISA Affiliate for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of section 5000(b)(1) of the Code.

             (e) Except as set forth in Section 3.12(e) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement shall not, either alone or in combination with another event, (i) entitle any current or former employee of the Company or one of the Division Entities to severance pay, unemployment compensation or any other payment from Buyer, or
(ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such employee or former employee. No payment which is or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, director or agent of the Company or any Division Entity or any ERISA Affiliate, either alone or in conjunction with any other payment, could properly be characterized as an excess parachute payment under section 280G of the Code.

             (f) There are no Benefit Plans or any other material pension, welfare, bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, or other material employee fringe benefit plan presently maintained by, or contributed to by, the Company or any Division Entity maintained outside the jurisdiction of the United States.

         3.13 Taxes. (a) Except as set forth in Section 3.13 of the Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

                  (i) All federal, state, local, and foreign Tax Returns (as hereinafter defined) relating to the Division required to be filed by or on behalf of the Company, the Division Entities and each consolidated, combined, unitary, affiliated or aggregate group of which Seller and the Company or any of the Division Entities is a member (an "Affiliated Group") have been timely filed (taking into account applicable extensions), and each such Tax Return was complete and correct in all respects.

                  (ii) All Taxes (as hereinafter defined) relating to the Division due and owing by the Company, the Division Entities or any Affiliated Group, have been paid, or adequate reserves therefor have been established.

                  (iii) All Tax withholding and deposit requirements relating to the Company and the Division Entities (including any withholding with respect to wages or other amounts paid to employees) have been satisfied in full.

             (b) Except as set forth in Section 3.13 of the Disclosure Letter:

                  (i) There is no material deficiency, proposed adjustment, or matter in controversy that has been asserted or assessed in writing relating to the Division with respect to any Taxes due and owing by the Company, the Division Entities or any Affiliated Group, that has not been paid or settled in full.

                  (ii) Neither the Company nor any of the Division Entities is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

                  (iii) There are no Liens relating to Taxes upon the assets of the Company or the Division Entities, other than Liens relating to Taxes not yet due and payable.

                  (iv) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of the Company or any of the Division Entities.

                  (v) Neither the Company nor any of the Division Entities is a party to any "listed transaction," as defined in Treasury Regulations
      Section 1.6011-4(b)(2).

                  (vi) The federal Consolidated Income Tax Returns of the Affiliated Group of which Seller is the common parent have been examined, and such examinations have been resolved, or the statute of limitations has expired, for all taxable years through 1995.

             (c) For purposes of this Agreement, (i) "Tax" or "Taxes" means any and all U.S. federal, state, local and foreign taxes, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, employment, workers compensation, business occupation, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, capital stock, paid in capital, recording, registration, property, real property gains, value added, business license, custom duties and other taxes, charges, fees, levies, imposts, duties or assessments of any kind whatsoever, imposed or required to be withheld by any Tax authority, including any interest, additions to Tax or penalties applicable or related thereto, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

         3.14 Material Contracts and Commitments.

             (a) As used herein, "Material Contracts" shall mean: (i) any Contract that provides for payment to the Company or any Division Entity for the performance of services in an amount in excess of $1,000,000 annually;
(ii) any Contract requiring payments by the Company or any Division Entity in excess of $1,000,000 annually; (iii) any Contract which contains restrictions with respect to payment of dividends or any other distributions in respect of the capital stock or other equity interests of the Company or any Division Entity; (iv) any guarantee in respect of any Indebtedness or obligation of any Person in an amount in excess of $1,000,000 (other than in the ordinary course of business and other than with respect to any Indebtedness or any Indebtedness or obligation of the Company or any Division Entity to another Division Entity); (v) any Contract limiting the ability of the Company or any Division Entity to engage in any line of business or to compete with any Person; (vi) any Contract under which the

Company or a Division Entity has borrowed or loaned money in excess of $250,000, or any mortgage, note, bond, indenture or other evidence of Indebtedness (excluding advances, deposits, trade payables in the ordinary course of business, and leases for telephones, copy machines, facsimile machines and other office equipment); (vii) any joint venture, partnership or other similar joint ownership agreements; (viii) Contracts with Governmental Entities or consent decrees of Governmental Entities to which the Division is bound; (ix) any employment, severance, change of control or "golden parachute" Contract of a Transferred Employee; (x) any Contract (A) granting or obtaining any right to use any Intellectual Property Rights material to the conduct of the Business of the Company and Division Entities (other than Contracts granting rights to use readily available commercial software available to consumers for a combined license and maintenance fee of less than $250,000 per year or subject to "shrink wrap" or "click through" license agreements) or (B) restricting the right of the Company or any Division Entity or permitting any third Person to use any Intellectual Property Rights material to the conduct of the Business of the Company and Division Entities; (xi) any lease (or sublease) of Leased Real Property requiring payments by the Company or any Division Entity in an amount in excess of $250,000 annually; (xii) any collective bargaining or other labor or union contracts or agreements to which the Division is bound; (xiii) all agreements relating to the future disposition or acquisition of any business enterprise or any interest in any business enterprise; (xiv) any medical director agreements and all other agreements with physicians; and (xv) agreements with any Affiliate of Seller.

             (b) (i) Each of the Material Contracts is a valid and binding obligation of the Company or a Division Entity, except that (A) enforcement of any Material Contract may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and
(B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (ii) there is no pending default under or breach of any Material Contract by the Company or any Division Entity party thereto, and to Seller's Knowledge, there is no pending default under or breach of any Material Contract by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any Division Entity party thereto, except, in any such case, any such default, breach or event which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and (iii) no party to any such Material Contract has given written notice to the Company or any Division Entity of, or made a written claim against the Company or any Division Entity with respect to, any breach or default thereunder, except, in any such case, any such default, breach or event, which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

         3.15 Compliance with Laws; Permits.

             (a) Except as set forth in Section 3.15(a) of the Disclosure Letter, each of the Company and the Division Entities is in compliance in all material respects with all applicable Laws with respect to the Division except where such non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided, however, that the provisions of this Section 3.15(a) shall not apply to: (i) ERISA and other Laws applicable to the Benefit Plans, which are addressed in
Section 3.12 hereof; (ii) Laws
regarding the payment of Taxes, which are addressed in Section 3.13 hereof;
(iii) Laws regarding employment and employment practices, which are addressed in Section 3.16 hereof; (iv) Environmental Laws (as hereinafter defined), which are addressed in Section 3.17 hereof, and (v) Laws regarding healthcare regulatory matters, which are addressed in Section 3.18 hereof.

             (b) Except as set forth in Section 3.15(b) of the Disclosure Letter and as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) each Facility possesses all permits, certificates, licenses, approvals, governmental franchises and other authorizations ("Permits") presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as presently conducted; (ii) each Facility has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or the termination thereof or results in any other impairment of the rights of the holder of any such Permits; and (iii) none of the Facilities has received any written notice of the institution of any proceeding to revoke any such Permits.

         3.16 Labor Matters. With respect to the Division: (a) each of the Company and the Division Entities is in compliance in all material respects with all applicable Laws regarding employment and employment practices; (b) there are no material unfair labor practice charges or complaints against the Company or any of the Division Entities brought before the National Labor Relations Board nor is there any material grievance or any material arbitration proceeding arising out of or under collective bargaining agreements with respect to the Business of the Company or the Division Entities nor, to the Knowledge of Seller, is any such charge, complaint, grievance or proceeding threatened; (c) since January 1, 2005, there has not been any labor strike or material work stoppage pending or, to the Knowledge of Seller, threatened against the Company or the Division Entities; and (d) there is no material charge or complaint pending or, to the Knowledge of Seller, threatened against the Company or any of the Division Entities before the Equal Employment Opportunity Commission or any similar state, local or foreign agency responsible for the prevention of unlawful employment practices. Since January 1, 2005, to the Knowledge of Seller, neither the Company nor any Division Entity has received written notice of the intent of any federal, state, local or foreign Governmental Entity responsible for the enforcement of employment Laws to conduct an investigation of or relating to the Company, or the Division Entities, and no such investigation is in progress.

         3.17 Environmental. (a) The Company, the Division Entities and the Facilities are and, since January 1, 2005, have been in compliance in all material respects with all Environmental Laws and environmental Permits and have not received any material written claim, notice, request for information, penalty assessment or demand, and no Litigation is pending or, to the Knowledge of Seller, threatened in writing, regarding any material violation of or material liability under any Environmental Law or environmental Permit, which is pending and unresolved; (b) there have been no material Releases of any Hazardous Substances which have required or would reasonably be expected to require reporting, investigation, remediation or other response action or the payment of material costs with respect thereto by the Company or any of the Division Entities or with respect to the Facilities; and (c) Seller has provided copies or otherwise reasonably made available for review by Buyer, copies of all material environmental reports, studies, assessments or audits in Seller's, the Company's or any Division Entities' possession or control.

         3.18 Health Care Regulatory Matters.

             (a) Compliance with Health Care Law/Fraud and Abuse. Except as set forth in Section 3.18(a) of the Disclosure Letter, Seller, the Company and each Division Entity are, and, to the Knowledge of Seller, at all times for the two years immediately preceding the date of this Agreement have been, in compliance with all applicable federal, state and municipal statutes, regulations, rules and orders and other requirements of any Governmental Entity to which it is subject with respect to health care laws and health care regulatory and fraud and abuse matters, including, without limitation, those relating to third-party reimbursement (including, but not limited to, Medicare, Medicaid, CHAMPUS, TRICARE and other federal health care programs (collectively "Federal Health Care Programs")), the federal health care program anti-kickback law, 42 U.S.C. ss. 1320a-7b (commonly referred to as "Anti-Kickback Law"), the federal physician self-referral law, 42 U.S.C. ss. 1395nn (commonly referred to as the "Stark Law"), the federal False Claims Act, 31 U.S.C. ss. 3729 et seq., the Health Insurance Portability and Accountability Act of 1996, Pub. Law. 104-99 (commonly referred to as "HIPAA"), and applicable sections of the Social Security Act, except for any such non-compliance which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

             (b) No Medicare and Medicaid Exclusion. Except as set forth in
Section 3.18(b) of the Disclosure Letter, since January 1, 2005, (i) neither the Company nor any Division Entity has (A) had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (B) been convicted of, charged with, indicted or investigated for a Medicare, Medicaid or other Federal Health Care Program (as defined in 42 U.S.C. ss. 1320a-7b(f)) related offense, or convicted of, charged with, indicted or investigated for a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, (C) been excluded or suspended from participation in Medicare, Medicaid or any other Federal Health Care Program, or have been disbarred, suspended or are otherwise ineligible to participate in federal programs, or (D) committed any offense which may reasonably serve as the basis for any such exclusion, suspension, disbarment or other ineligibility, and (ii) Seller has not arranged or contracted with any individual or entity that is suspended, excluded or disbarred from participation in, or otherwise ineligible to participate in, a Federal Health Care Program, except, in each case, for any such non-compliance which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

             (c) Participation. The Company and each Division Entity are, to the extent applicable to their operations, (i) eligible to receive payment under Titles XVIII and XIX of the Social Security Act, (ii) providers under existing provider agreements with the Medicare program through applicable intermediaries and with each state Medicaid program under which they have been providers at any time since January 1, 2005 and (iii) except as set forth on
Section 3.18(c) of the Disclosure Letter, in compliance with, and at all times since January 1, 2005 have been in material compliance with, all applicable laws, regulations and policies of the Medicare, Medicaid and CHAMPUS/TRICARE programs, except where such inability in the case of either item (i) or (ii) or non-compliance in item (iii) could not reasonably be expected to have a Material Adverse Effect. The Company is a party to a corporate integrity agreement (a

"CIA"), as set forth in Section 3.18(c) of the Disclosure Letter, a true and correct copy of which has been provided to Buyer. The Company is in full compliance with all terms and conditions required of the Company under such CIA.

             (d) Medicare, Medicaid and Third-Party Payor Participation/ Accreditation/Contracts. Except as set forth in Section 3.18(d) of the Disclosure Letter, all health care facilities owned or operated by the Company or any Division Entity and all services provided by the Company, each Division Entity or any professional employee or agent acting on behalf of any of them or for which the Company and/or each Division Entity directly or indirectly receives payment under Medicare, Medicaid or other Federal Health Care Programs are, to the extent required by law, certified for participation or enrollment in all such Federal Health Care Programs, have a current and valid provider contract with such Federal Health Care Programs, are in compliance with the conditions of participation or enrollment of such Federal Health Care Programs except, in each case, for any such non-compliance which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Set forth in Section 3.18(d) of the Disclosure Letter are all of the Company's and each Division Entity's Federal Health Care Program and third-party payor provider numbers and which outpatient clinics are billing for services rendered utilizing each provider number. Except as set forth in Section 3.18(d) of the Disclosure Letter, neither the Company nor any Division Entity has received notice from any governmental agency, fiscal intermediary, carrier or similar entity which enforces or administers the statutory or regulatory provisions with respect to any Federal Health Care Program, or from any third-party payor, of any pending or threatened investigations, and to the Knowledge of Seller and each Division Entity, no such investigations are pending, threatened or imminent, which could reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.18(d) of the Disclosure Letter, to the Knowledge of Seller, no action is pending to suspend, limit, terminate, or revoke the status of the Company or any Division Entity as a provider in any such program, and neither the Company nor any Division Entity has been provided notice by any such third-party payor of its intention to suspend, limit, terminate, revoke, or fail to renew any contractual arrangement with the Company or any Division Entity as a participating provider of services in whole or in part. All returns, cost reports and other filings made by the Company or any Division Entity with Medicare, Medicaid or any other governmental health care program or third-party payor are complete and accurate except where the failure to be so complete and accurate could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.18(d) of the Disclosure Letter and in connection with the CIA referenced in Section 3.18(c) hereof, no adjustment or disallowance in any such cost reports and other requests for payment, including adjustments or disallowances for late filings, has been made or, to the Knowledge of Seller, threatened by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid or by any third-party payor which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and, to the Knowledge of Seller, there is no basis for any successful claims or requests for recovery of overpayments from any such agency, instrumentality, entity or third-party payor except for any such claims or requests which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All payments required in connection with the CIA referenced in Section 3.18(c) hereof have been made and no further payments or financial obligations in connection therewith are due and owing or required thereunder.

             (e) Reimbursement and Billing. Except as set forth in Section 3.18(e) of the Disclosure Letter, since January 1, 2005, (a) the Company and each Division Entity has not received any written notice of denial of payment or overpayment of a material nature from a Federal Health Care Program or any other third-party reimbursement source (inclusive of managed care organizations) with respect to items or services provided by the Company and/or any Division Entity, other than those which have been finally resolved in any settlement for an amount less than $100,000, (b) to the Knowledge of Seller, there is no basis for the assertion after the Closing of any such denial or overpayment claim, and (c) neither the Company nor any Division Entity has received written notice from a Federal Health Care Program or any other third-party reimbursement source (inclusive of managed care organizations) of any pending or threatened claims, proceedings, investigations or surveys specifically with respect to, or arising out of, items or services provided by the Company or any Division Entity, and to the Knowledge of Seller, no such investigation or survey is pending, threatened or imminent which, individually or in the aggregate, would have a Material Adverse Effect. All billing by, or on behalf of, the Company or any Division Entity to third-party payors, including, but not limited to, Federal Health Care Programs and insurance companies has been true and correct in all material respects except where the failure to be so complete and accurate could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.18(e) of the Disclosure Letter, neither the Company nor any Division Entity has received any notice from any third-party payor, including, but not limited to, Federal Health Care Programs, that indicates that Buyer could not continue to bill in substantially the same manner and structure as the Company or any Division Entity is billing on the date hereof, which change in billing could reasonably be expected to have a Material Adverse Effect.

         3.19 Assets of the Division. Except for Staying Clinics and the services to be provided under the Transition Agreement, as of the Closing, the assets of the Division Entities will constitute all of the assets necessary to operate the Business in the manner presently conducted and as reflected in the Interim Pro Forma Income Statements, except for assets disposed of by the Division in the ordinary course of Business. At Closing, the Company and the Division Entities will be the only Affiliates of Seller that are engaged in the operation of the Division. Except as set forth in Section 3.19 of the Disclosure Letter, none of the Excluded Assets (other than Staying Clinics) are primarily used in or necessary for the operation of the Business in the manner presently conducted or as reflected in the Interim Pro Forma Income Statements. Except for Staying Clinics and as set forth in Section 3.19 of the Disclosure Letter, after giving effect to the Restructuring Transactions, Seller will not, directly or indirectly, own any assets that are primarily used in or, except as reflected in the Transition Agreement, are necessary for the operation of the Business in the manner presently conducted or as reflected in the Interim Pro Forma Income Statements. The Interim Pro Forma Income Statements do not reflect the operations of any Staying Clinics, except for Staying Clinics closed after September 30, 2006, as set forth in Section
3.19 of the Disclosure Letter.

         3.20 Brokers. Except for Goldman, Sachs & Co., no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby or by the Ancillary Agreements by reason of any action taken by Seller, the Company or any Division Entity. Such fees and expenses of Goldman, Sachs & Co. shall be borne by Seller.

         3.21 NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, SELLER HAS NOT MADE AND DOES NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSETS AND PROPERTIES OF, OR THE RESULTS TO BE OBTAINED BY, THE DIVISION. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSETS AND PROPERTIES OF, OR THE RESULTS TO BE OBTAINED BY, THE COMPANY OR THE DIVISION ENTITIES, ARE HEREBY DISCLAIMED BY SELLER.


                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

         Buyer hereby represents and warrants to Seller as follows:

         4.1 Organization; Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to enter into this Agreement and the Transition Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been (and the Transition Agreement, upon execution and delivery, will be) duly executed and delivered by Buyer and constitutes (and the Transition Agreement, upon execution and delivery, will constitute) a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its and their respective terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         4.2 No Violation; Consents and Approvals. The execution and delivery by Buyer of this Agreement and the Transition Agreement do not, and the performance by Buyer of its obligations hereunder and thereunder and compliance with the terms hereof and thereof will not, (a) conflict with the certificate of incorporation or by-laws of Buyer, or (b) subject to the receipt of the Consents and the making of the Filings referred to in this
Section 4.2, result in any violation of or default under, or give rise to a right of termination or cancellation, or result in the creation of any Lien upon any of the properties or assets of Buyer under, (i) any Law applicable to Buyer or (ii) any material note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or its assets may be bound, other than any such items as to which requisite waivers or Consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to impair Buyer's ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements. Except as set forth in Section 4.2 of the Disclosure Letter, no Consent of, or Filing with, any Governmental Entity, or any third Person, is required to be obtained or made by or with respect to Buyer or its Affiliates in connection with the execution and delivery of this Agreement or the Ancillary Agreements, or the consummation by Buyer of the transactions contemplated hereby and thereby, other than: (A) compliance with and Filings under the HSR Act; and
(B) compliance with and Filings under the Exchange Act, except for any such Consents which would not, individually or in the aggregate, reasonably be expected to impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

         4.3 Litigation. (a) There is no Litigation pending or, to the knowledge of Buyer, threatened, by or before any Governmental Entity, or by or on behalf of any third party, which, if adversely determined, would reasonably be expected to impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and (b) there are no outstanding judgments, decrees or orders of any court or Governmental Entity affecting Buyer or its assets, which would reasonably be expected to impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

         4.4 Financing. Buyer has, and shall have at the Effective Time, access to sufficient funds to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

         4.5 Acquisition of the Shares for Investment; Securities Act. Buyer is acquiring the Shares for investment purposes only and not with any present intention of distributing or selling the Shares in violation of federal, state or other United States securities laws. Buyer agrees that it will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of the Shares in violation of any federal, state or other United States securities laws.

         4.6 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Buyer is necessary to approve this Agreement or the Transition Agreement or the transactions contemplated hereby or thereby. The vote or consent of Buyer is the only vote or consent necessary to approve this Agreement or the Transition Agreement or the transactions contemplated hereby or thereby.

         4.7 Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of Seller contained in this Agreement (without giving effect to any materiality, Material Adverse Effect or Knowledge qualifiers set forth therein) are true and correct in all material respects, at and immediately after the Closing, and after giving effect to this Agreement and the other transactions contemplated hereby, the Company and the Division Entities: (i) will be solvent (in that both the fair value of their respective assets will not be less than the sum of their respective debts and that the present fair saleable value of their respective assets will not be less than the amount required to pay their respective probable liabilities on their respective debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in their respective businesses; and (iii) will not have incurred and do not plan to incur debts beyond their respective abilities to pay as they become absolute and matured.

         4.8 Investigation by Buyer. Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and the Division Entities, which investigation, review and analysis was done by Buyer and its Affiliates and, to the extent Buyer deemed appropriate, by Buyer's representatives. Buyer acknowledges that Seller has provided Buyer with access to the properties, premises, Contracts and records of the Company and the Division Entities for this purpose. Buyer acknowledges that, except for those representations or warranties expressly set forth in this Agreement, it has not relied on, and shall not be entitled to rely on, any representation or warranty, either express or implied, previously made by Seller, the Company or any of their respective agents, representatives, employees or Affiliates as to the accuracy or completeness of any of the information provided or made available to Buyer or its agents or representatives. Buyer agrees that none of Seller, the Company, the Division Entities nor any of their respective agents, representatives, employees or Affiliates has or shall have any liability or responsibility whatsoever to Buyer or any of its agents or representatives on any basis (including in contract or tort, under federal or state securities laws, or otherwise but excluding fraud) based upon any information provided or made available, or statements made, to Buyer or its agents or representatives prior to the date hereof, except as provided in this Agreement or the Transition Agreement.

         4.9 Brokers. No broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby or by the Transition Agreement by reason of any action taken by Buyer.


                                  ARTICLE V
                           COVENANTS OF THE PARTIES
                           ------------------------

         5.1 Conduct of the Division. Except as contemplated by the terms of this Agreement, or as set forth in Section 5.1 of the Disclosure Letter, during the period from the date hereof to the Closing Date, Seller shall cause the Company and the Division Entities to operate the Division only in the ordinary course consistent with past practice. For the avoidance of doubt, Buyer acknowledges that notwithstanding anything contained in this Section 5.1 to the contrary, each of the Company and each Division Entity shall be free to pay cash dividends and other cash distributions to Seller and the Division Entities and their respective equity owners at any time and from time to time prior to the Closing Date and to consummate the Restructuring Transactions. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Letter, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Buyer (which will not be unreasonably withheld, delayed or conditioned), Seller, with respect to the Division, shall not permit the Company or any of the Division Entities to:

             (a) amend its respective certificate of incorporation or by-laws or comparable organizational documents, other than to the extent required to change the name of the Company or any Division Entity prior to Closing to eliminate any reference to "HealthSouth" in the name of the Company or such Division Entity;

             (b) create, incur, assume or guarantee any Indebtedness for borrowed money to any Person, other than Seller or its Subsidiaries or any Division Entity, in an amount in excess of $500,000;

             (c) make any loans, advances, capital contributions to, or investments in, any Person, other than (i) to a Division Entity in the ordinary course of business or (ii) as required by the terms of any existing written agreement disclosed to Buyer in the Disclosure Letter;

             (d) issue, sell, deliver, redeem, repurchase, pledge or otherwise encumber any shares of its capital stock or other equity interests or any securities convertible into or exchangeable for any shares of its capital stock or other equity interests, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its capital stock or other equity interests, or amend any terms of any such securities;

             (e) split, combine or reclassify any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock or other equity interests;

             (f) increase the rate of compensation of, or pay or agree to pay any benefit to, its directors or officers, except as may be required by any existing plan, including any Benefit Plan, agreement or arrangement, and except in the ordinary course of business, including as part of the Company's and the Division Entities' normal periodic performance reviews and related compensation and benefit increases;

             (g) enter into, adopt or amend in any material respect any written employment (other than employment agreements terminable at will without liability to the Division), severance or change of control agreement, or adopt or modify any Benefit Plan, except, in each case, as required by Law;

             (h) enter into, adopt, amend or terminate any collective bargaining agreement, other than any adoption, amendment or termination (i) required by the terms of any existing written agreements disclosed to Buyer, or (ii) required by Law;

             (i) except for any such actions required in connection with the Restructuring Transactions or the relocation of any Facilities in the ordinary course of business, sell, lease, transfer, or otherwise dispose of any material properties or assets, real, personal or mixed, or permit any such asset to become subject to any Lien other than a Permitted Lien, other than in the ordinary course of business consistent with past practice;

             (j) except for any such actions required in connection with the Restructuring Transactions, acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory in the ordinary course of business of the Company and the Division Entities and other than as permitted by clause (m) below) for consideration having a fair value in excess of $1,000,000, for any single transaction or series of related transactions, or $5,000,000 in the aggregate;

             (k) except in the ordinary course of business consistent with past practice, amend or modify in any material respect or terminate any Material Contract, other than as contemplated in Section 2.4(a) or Section 2.4(b) of the Disclosure Letter or the relocation of any Facilities in the ordinary course of business;

             (l) enter into any joint venture, jointly owned partnership or other similar joint ownership agreements, other than such agreements entered into in the ordinary course of business consistent with past practice;

             (m) except for such expenditures incurred in the ordinary course of business and which are paid for before Closing or included as a liability in the calculation of Net Working Capital, make or incur any capital expenditure that is not contemplated by the Division's budget for fiscal 2007;

             (n) make or change any election related to Taxes (unless required by Law), the making or changing of which would materially increase the Company's or any of the Division Entities' liability for Taxes subsequent to the Closing Date;

             (o) settle or compromise any material Tax liability, except in the ordinary course of business;

             (p) make any change in any method of accounting or accounting practice or policy, other than as required by changes in GAAP or in Law;

             (q) dissolve, wind-up or liquidate, other than any such dissolution, winding up or liquidation which is in process on the date hereof;

             (r) cancel any material Indebtedness owed to any Division Entity or waive any rights or claims of substantial value, in each case other than in the ordinary course of business consistent with past practice;

             (s) initiate any Litigation that is not Retained Litigation, other than in the ordinary course of business consistent with past practice;

             (t) amend or modify any CIA in a manner adverse to the Company or any Division Entity; or

             (u) agree in writing to do any of the foregoing or not to take any action required by this Agreement.

         5.2 Access to Information Prior to the Closing; Confidentiality; Cooperation.

             (a) During the period from the date of this Agreement through the Closing Date, Seller shall, and shall cause the Company and the Division Entities to, give Buyer and its authorized employees, accountants, counsel and other representatives (such entities and representatives other than Buyer being referred to as "Buyer Representatives") reasonable access during regular business hours to all offices, personnel, facilities, books and records of Seller, the Company or the Division Entities as they may reasonably request, and shall furnish or cause to be furnished to Buyer such financial and operating data and other information with respect to the business and properties of the Division as Buyer may from time to time reasonably request and as may be necessary to enable Buyer to have its own financial, payroll and accounting systems in place as of the Closing Date so as to not need to rely on Seller to provide such services after the Closing, and Seller agrees to reasonably cooperate with Buyer in connection with such transition matters; provided, however, that (i) Buyer and Buyer Representatives shall take such action as is deemed necessary in the reasonable judgment of Seller to schedule such access and visits through only those specifically identified representatives of Seller and in such a way as to avoid unreasonably disrupting the normal business of the Company and the Division Entities; (ii) the Company and the Division Entities shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege;
(iii) the Company and the Division Entities need not supply Buyer with any information which, in the reasonable judgment of Seller, the Company or any of the Division Entities is under a legal obligation not to supply; and (iv) Seller, the Company and the Division Entities shall not be required to supply Buyer with any information that does not relate to the Division. No information received pursuant to this Section 5.2 shall affect or be deemed to modify or update any of the representations and warranties of Seller contained in this Agreement.

             (b) Buyer shall hold, and shall cause Buyer Representatives to hold, any information which it or they receive in connection with the activities and transactions contemplated by this Agreement and the Ancillary Agreements in strict confidence in accordance with and subject to the terms of the confidentiality agreement between Buyer and Seller (the "Confidentiality Agreement"), which shall survive the execution and delivery of this Agreement, and any termination of this Agreement pursuant to Article X hereof, but shall be terminated and of no further force and effect as of the Closing.

         5.3 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements at the earliest practicable date.

         5.4 Consents. Without limiting the generality of Section 5.3 hereof, each of the parties hereto shall use commercially reasonable efforts to obtain all Consents of, and make all Filings with, all Governmental Entities and third parties required in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. Without limiting the generality of the preceding sentence, Buyer specifically agrees to reasonably cooperate with Seller in obtaining Consents for Required Third Party Payor Contracts. Within ten (10) Business Days following the date hereof, each of the parties hereto shall make or cause to be made all Filings under Laws applicable to it as may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In addition to the foregoing, Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or third party whose Consent is sought or to whom a Filing is made hereunder. Buyer and Seller shall coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

         5.5 Antitrust Notification. Subject to Section 10.2(b) hereof, Buyer and Seller shall use their respective reasonable best efforts to obtain all authorizations or waivers required under the HSR Act to consummate the transactions contemplated hereby and by the Ancillary Agreements, including
(a) making all Filings with the Antitrust Division of the Department of Justice ("DOJ") or the Federal Trade Commission ("FTC") required in connection therewith (the initial filing to occur no later than ten (10) Business Days following the execution and delivery of this Agreement), (b) responding as promptly as practicable to all inquiries received from the DOJ or the FTC for additional information or documentation, and (c) resolving any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement in connection with any Filings made in accordance with this Section 5.5. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the DOJ or the FTC. Notwithstanding anything to the contrary in this Agreement, Buyer and Seller will use their respective reasonable best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the DOJ or the FTC or state antitrust enforcement authorities or any other Person may assert under the HSR Act with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as expeditiously possible, including, without limitation, (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Division or of Buyer or any of its Subsidiaries, and (ii) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of the Division or of Buyer or any of its Subsidiaries with respect to, or its ability to retain, one or more of their respective businesses or assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing, provided, however, that nothing in this Agreement shall require or be construed to require any of Buyer or any of its Subsidiaries to take any action, propose or make any divestiture or other undertaking, or propose or enter into any consent decree, except for those that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the outpatient segment of Buyer and its Subsidiaries taken as a whole (assuming for this purpose, that the transactions contemplated hereby have already been consummated).

         5.6 Public Announcements. Seller and Buyer shall not, and shall cause their respective Subsidiaries not to, issue any public report, statement or press release or otherwise make any public statement with respect to this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby, from the date hereof through the Closing Date, without prior consultation with and approval of the other party (which approval shall not be unreasonably withheld, delayed or conditioned), except as may be required by Law or securities exchange regulations applicable to any such party, in which case such party shall advise the other party and discuss the contents of the disclosure before issuing any such report, statement or press release. In addition, except as provided in this Section 5.6, Seller and Buyer shall not make any general communication to suppliers, creditors, distributors, employees, customers or others having business or financial relationships with the Division pertaining to this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby, without the prior written approval of the other party (which approval will not be unreasonably withheld, delayed or conditioned). Immediately following the execution and delivery of this Agreement, Seller and Buyer shall issue a press release to be mutually agreed upon with respect to this Agreement and the transactions contemplated hereby.

         5.7 Supplemental Disclosure.

             (a) Seller shall from time to time prior to the Closing promptly supplement or amend the Disclosure Letter with respect to (i) any matter that existed as of the date of this Agreement and should have been set forth or described in the Disclosure Letter and (ii) any matter hereafter arising which, if existing as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter; provided, however, that, with respect to clause (i) above, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless expressly consented to in writing by Buyer; provided further, that, with respect to clause (ii) above, any such supplement or amended disclosure shall, for purposes of this Agreement and the Ancillary Agreements (other than for the purposes of determining whether the conditions set forth in Article IX hereof are satisfied), be deemed to have been disclosed as of the date of this Agreement.

             (b) Seller shall promptly notify Buyer of, and furnish Buyer any information it may reasonably request with respect to, the occurrence, to the Knowledge of Seller, of any event or condition or the existence, to the Knowledge of Seller, of any fact that would cause any of the conditions to Buyer's obligation to consummate the purchase and sale of the Shares not to be fulfilled.

         5.8 Certain Licenses and Permits. Seller covenants that all Permits which are held in the name of Seller or any of its Affiliates (other than the Company and the Division Entities) or any employee, officer, director, stockholder or agent of Seller or any of its Affiliates (including the Company and the Division Entities) or otherwise on behalf of the Company or any of the Division Entities, that are used in the Business shall be duly and validly transferred, to the extent legally transferable, to the Company or one of the Division Entities without consideration prior to the Closing and that the warranties, representations, covenants and conditions contained in this Agreement shall apply to such Permits as if held by the Company or such Division Entity as of the date hereof.

         5.9 Records; Cooperation.

             (a) On the Closing Date or at such other time as may be specified in Section 5.9(a) of the Disclosure Letter, Seller shall deliver or cause to be delivered to Buyer, but only to the extent permitted by applicable Law, all original agreements, documents, books, records and files, including without limitation financial information, asset management information, cash management information, licensing or certification files, Medicare or Medicaid cost reports, audits, appeals and related documentation, Real Property leases and other information listed in Section 5.9(a) of the Disclosure Letter (collectively, "Records"), if any, in the possession of Seller or any of its Affiliates, relating primarily to the Division and the Division Entities to the extent not then in the possession of the Company and the Division Entities (and in the case of Records available in electronic form, such Records will also be delivered to Buyer in electronic form in a manner reasonably acceptable to Buyer), subject to the following exceptions:

                  (i) Buyer recognizes that certain Records may contain incidental information relating to the Company and the Division Entities or may relate primarily to Subsidiaries or divisions of Seller other than the Company and the Division Entities, and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer; and

                  (ii) Seller may retain all Records prepared in connection with the sale of the Shares, including all information and correspondence received from other parties and analyses relating to the Company and the Division Entities; provided, however, that any confidentiality agreements entered into by Seller with respect to the proposed sale of the Division shall be assigned to Buyer or the Company effective as of the Closing Date to the extent assignable.

             (b) In order that Seller may (i) properly respond to, conduct, manage or otherwise participate in any Litigation which may arise from, or relate to, any of the matters set forth on Section 5.9(b) of the Disclosure Letter, or any settlement, arrangement or agreement entered into in connection therewith (collectively, the "Retained Litigation") and (ii) investigate, defend and otherwise respond to or satisfy Retained Liabilities, Buyer agrees to use its commercially reasonable efforts to reasonably cooperate, and to cause its Affiliates, employees, accountants, counsel and other representatives to reasonably cooperate, with Seller, its Affiliates, employees, accountants, counsel and other representatives in connection with the Retained Litigation and Retained Liabilities, and Seller agrees to reimburse Buyer for any reasonable out-of-pocket costs of any such cooperation. Following the Closing, neither Buyer, the Company, nor any Division Entity shall have any rights or liabilities in connection with the Retained Litigation or the Retained Liabilities and Seller shall have the right to settle the Retained Litigation on behalf and in the name of the Company and/or any of the Division Entities; provided, however, that Seller shall not, without the consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), enter into any settlement with respect to any Retained Litigation which settlement provides for any injunctive or other equitable relief with respect to the Business of the Division or which requires the Company or the Division to pay any amount of money. Without limiting the scope of the foregoing and except for books and records relating to Taxes, which are addressed by Section 6.1(b)(vi) hereof, following the Closing, Buyer shall permit Seller and its authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of (at Seller's expense), all books, records and personnel of the Company and the Division Entities which relate to transactions or events occurring prior to the Closing, including, without limitation, the events or circumstances giving rise to the Retained Litigation and Retained Liabilities ("Pre-Closing Transactions") or transactions or events occurring subsequent to the Closing which are related to or arise out of Pre-Closing Transactions, in each case, to the extent such Pre-Closing Transactions relate to obligations of Seller or as necessary to comply with applicable financial reporting obligations. Buyer agrees that it shall retain all such books and records for a period of seven years following the Closing Date, or for such longer period following the Closing Date as may be required by Law. Seller shall hold, and shall cause its Affiliates and representatives to hold, any information which it or they receive in connection with the access granted pursuant to this Section 5.9(b) in strict confidence and will not disclose such information to any Person unless required by applicable law or with the prior written consent of Buyer (which will not unreasonably be conditioned, withheld or delayed).

             (c) Seller and Buyer agree that it is the parties' mutual intent that all Division Offerees who are to become Transferred Employees be transitioned over to Buyer's payroll system at the Closing, and each of Seller and Buyer agree to use their respective commercially reasonable efforts in order to reasonably cooperate, and to cause their respective Affiliates, employees, accountants, counsel and other representatives to reasonably cooperate, with the other party in accomplishing such transition. In the event that, despite the exercise of the efforts set forth in the preceding sentence, Buyer is not able to reflect such Division Offerees on its payroll system as of Closing, then such Division Offerees shall continue to be employees of Seller or its applicable Subsidiary until such time, not later than ninety
(90) days after the Closing Date, as Buyer is able to reflect such Division Offerees on its payroll (the later of such date and the Closing Date being hereinafter referred to as the "Transition Date"). From the period beginning on the Closing Date and ending on the Transition Date, (i) Seller agrees to continue to reflect such Division Offerees who are to become Transferred Employees on Seller's payroll system and to lease or second such employees to Buyer pursuant to the terms of an employee lease agreement on terms to be mutually agreed upon by Buyer and Seller, and (ii) Buyer agrees to reimburse Seller for all associated costs and expenses incurred by Seller in its performance of this Section 5.9(c), including, without limitation, all expenses relating to such Division Offerees' base salary or wage rate, as applicable, bonuses and employee benefits and all reasonable costs and overhead of Seller in connection with providing the payroll services provided hereunder.

             (d) Seller and Buyer agree that the Division and Buyer are not and will not be, by virtue of this Agreement or the transactions contemplated hereunder, assuming any liabilities or obligations under the Amended and Restated Class Settlement Procedure Agreement and Consent Decree or any other obligations stemming from a proposed class action styled Access Now, Inc., a Florida Corporation, Edward Resnick, Emily Charmaine Evans and Kathy Dyer, individuals v. St. Petersburg Surgery Center, Ltd., et al., Civil Action No. 8:01-CV-T-17EAJ filed in the United States District Court for the Middle District of Florida.

         5.10 Preparation of Financial Statements. In the event that Buyer reasonably determines, based upon the advice of its independent accountants or a request by the Securities and Exchange Commission ("SEC"), that it requires any financial statements (audited or otherwise) with respect to the Division in addition to the financial statements described in

Section 3.7 hereof in order to comply with the requirements of the SEC, Seller shall use commercially reasonable efforts to afford Buyer and its auditors access to (a) the books and records of Seller, the Company and the Division Entities (to the extent related to the Division only) and (b) Seller's auditors and personnel to the extent reasonably required by Buyer to prepare and/or audit all such financial statements. The cost and expense of preparing such additional financial statements (including the costs of Seller's auditors) shall be borne solely by Buyer. Seller agrees to, and to use reasonable efforts to cause its Affiliates, advisors, accountants, auditors, attorneys and representatives to, reasonably cooperate with Buyer and its auditor in the preparation of such additional financial statements, including by using commercially reasonable efforts to provide customary auditor representation letters, and Buyer agrees to reimburse Seller for any reasonable out-of-pocket costs incurred in connection with such cooperation. For the avoidance of doubt, any information obtained by Buyer or its auditors pursuant to this Section 5.10 shall be subject, prior to the Closing Date, to the restrictions set forth in Section 5.2(b) hereof. From and after the Closing Date, Buyer shall, and shall use reasonable efforts to cause its Affiliates, advisors, accountants, auditors, attorneys and representatives to, hold any material non-public information concerning or relating to Seller or any of its Subsidiaries (other than the Company and the Division Entities) in confidence except for such disclosures as may be (i) consented to by Seller in writing or (ii) required by Law.

         5.11 Covenant Not to Compete.

             (a) Seller Covenant.

                  (i) In order to induce Buyer to enter into this Agreement, Seller hereby covenants and agrees that, except as otherwise provided herein, from and after the Closing and until the fifth (5th) anniversary of the Closing Date, it shall not, and shall cause its controlled Affiliates not to, directly or indirectly, participate in the management, operation or control of, or have any financial or ownership interest in, or aid or knowingly assist anyone else in the conduct of (including providing financing or leasing any assets to), any business or entity that (a) engages in the Business in any Restricted Territory, or (b) is, to Seller's Knowledge, making preparations for engaging in such Business in any Restricted Territory; provided, however, that Seller may (y) acquire a Person that engages in the Business, among other activities of such Person, in any Restricted Territory, provided that such Person's EBITDA from the conduct of the Business in such Restricted Territory do not exceed 10% of its total EBITDA for the completed portion of its then current fiscal year or the full fiscal year immediately prior to such acquisition, and (z) enter into, at arm's length, any bona fide joint venture (or partnership or other business arrangement) with any Person who is not directly engaged in the Business but which is an Affiliate of another Person engaged in the Business; and provided, further, that nothing contained in this Section 5.11(a)(i) shall prohibit or otherwise restrict Seller's current or future operation of (a) the facilities listed in Section 5.11(a)(i) of the Disclosure Letter which provide outpatient therapy in affiliation with one of Seller's inpatient rehabilitation facilities or (b) any of the four facilities listed in Section 5.11(a)(i) of the Disclosure Letter which provide outpatient therapy in affiliation with one of Seller's long-term acute care hospitals, or, with respect to both clauses (a) and
      (b), a relocation of such a facility. In addition, nothing contained in this Section 5.11(a)(i) will prohibit Seller from operating one (but not more than one) facility that provides outpatient therapy in affiliation with an inpatient rehabilitation facility that is built, developed or acquired by Seller after the date hereof. In the event Seller acquires a Person that engages in the Business in compliance with clause (b)(y), then in each such case Seller shall, within twelve (12) months after the date that such acquisition is consummated, sell or otherwise divest itself of the portion of such acquired Person that engages in the Business and promptly provide written notice to Buyer of such intended divestiture.

                  (ii) For a period of two (2) years from and after the date hereof, neither Seller nor any of its Subsidiaries shall, directly or indirectly, without the prior written consent of Buyer: (x) solicit or direct any other Person to solicit any officer or other employee (or any Person who was an officer or employee of the Company or any Division Entity within six (6) months of the date of any such solicitation, if such Person's employment was not terminated by the Company or such Division Entity) to: (A) terminate such officer's or employee's employment with the Company or any Division Entity; or (B) seek or accept employment or other affiliation with Seller or its Subsidiaries (other than, in each case, any solicitation directed at the public in general in publications available to the public in general or any contact which Seller or its Subsidiaries can demonstrate was initiated by such officer, director or employee or any contact six (6) months after such officer's or employee's employment with the Company or any Division Entity is terminated) or (y) hire, employ or retain as a consultant or direct any other person to hire, employ or retain as a consultant, any such officer or other employee of the Company or any Division Entity (or any Person who was an officer or employee of the Company or any Division Entity within six (6) months of the date of any such hiring, if such Person's employment was not terminated by the Company or any Division Entity). Seller's obligations under this Section 5.11(a)(ii) with respect to new Company and Division Entity employees hired after the Closing Date shall be subject to the condition that Buyer shall have notified Seller of the names of such new employees.

                  (iii) Seller hereby acknowledges and agrees that if Seller or any one or more of its Subsidiaries breaches any provision of this
      Section 5.11(a), any remedy at law would be inadequate and that Buyer, in addition to seeking monetary damages in connection with any such breach (other than a breach arising under Section 5.11(a)(ii)(y)), shall be entitled to specific performance, and injunctive and other equitable relief to prevent or restrain a breach of this Section 5.11(a) or to enforce the provisions hereof. Buyer and Seller acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, including Article XI hereof, in the event of a breach by Seller or any one or more of its Subsidiaries of Section 5.11(a)(ii)(y) with regard to any given Person, Buyer's sole and exclusive remedy for such breach shall be to cause Seller to terminate the employment or consultancy of such Person; provided, however, that the foregoing shall not relieve Seller from any liability for its failure to comply with the provisions of this sentence.

             (b) Buyer Covenant.

                  (i) For a period of two (2) years from and after the date hereof, neither Buyer nor any of its Subsidiaries shall, directly or indirectly, without the prior written consent of Seller, hire, employ or retain as a consultant or direct any other person to hire, employ or retain as a consultant, any officer or other employee of Seller or its Subsidiaries who is directly associated with a facility of Seller or its Subsidiaries that provides outpatient therapy in affiliation with an inpatient rehabilitation facility or (solely with respect to the four facilities listed in Section 5.11(a)(i) of the Disclosure Letter that provide outpatient therapy in affiliation with a long-term acute care hospital) long-term acute care hospital (a "Seller Outpatient Employee") (or any Person who was a Seller Outpatient Employee within six (6) months of the date of any such hiring, if such Person's employment was not terminated by Seller or its Subsidiaries).
      Section 5.11(b)(i) of the Disclosure Statement, as supplemented pursuant to Section 5.7, sets forth a list of all current Seller Outpatient Employees. Buyer's obligations under this Section 5.11(b)(i) with respect to new employees of Seller or its Subsidiaries hired after the Closing Date shall be subject to the condition that Seller shall have notified Buyer of the names of such new employees.

                  (ii) Buyer hereby acknowledges and agrees that if Buyer or any one or more of its Subsidiaries breaches any provision of this
      Section 5.11(b), any remedy at law would be inadequate and that Buyer, in addition to seeking monetary damages in connection with any such breach (other than a breach arising under Section 5.11(b)(i)(y)), shall be entitled to specific performance, and injunctive and other equitable relief to prevent or restrain a breach of this Section 5.11(b) or to enforce the provisions hereof. Buyer and Seller acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, including Article XI hereof, in the event of a breach by Buyer or any one or more of its Subsidiaries of Section 5.11(b)(i)(y) with regard to any given Person, Seller's sole and exclusive remedy for such breach shall be to cause Buyer to terminate the employment or consultancy of such Person; provided, however, that the foregoing shall not relieve Buyer from any liability for its failure to comply with the provisions of this sentence.

             (c) Mutual Covenant. Seller and Buyer intend that the provisions of this Section 5.11 be enforced to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought. If any provision of this Section 5.11, or any part hereof, shall be held by a court of competent jurisdiction to be invalid or unenforceable, this Section 5.11 shall be amended to revise the scope of such provision, to make it enforceable to the fullest extent permitted by applicable Law, if possible, or to delete such provision or such part, such revision or deletion to apply only with respect to the operation of this Section 5.11 in the jurisdiction of such court.


                                  ARTICLE VI
                             ADDITIONAL AGREEMENTS
                             ---------------------

6.1      Tax Matters.

             (a) Section 338(h)(10) Election; Actions to Treat The Company and The Division Entities as Disregarded.

                  (i) Seller and Buyer shall jointly make an election under
      Section 338(h)(10) of the Code (and any comparable provision of applicable state or local income Tax Law) with respect to the purchase of the shares of the Company by Buyer

(and with respect to the Division Entities, except those if any as shall be mutually agreed upon by Buyer and Seller) and shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections schedules and other documents as may be required) to effect and preserve a timely election, in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state or local Tax Law) (the "Election").

                  (ii) In connection with the Election, Buyer and Seller shall mutually prepare an Internal Revenue Service Form 8023 (or successor form) and all other schedules and documents as may be required ("Form 8023") and any comparable forms required by provisions of state or local Law. With the cooperation of Buyer, Seller shall prepare a draft Form 8023 and provide such draft Form 8023 to Buyer within twenty (20) days of the provision of the Conclusive Statement, as provided in Section 1.6(a)(v) hereof. If, within twenty (20) days of the receipt of the draft Form 8023, Buyer notifies Seller that it disagrees with the draft Form 8023 and provides Seller with a statement setting out the reasons for its disagreement, then Seller and Buyer shall attempt to resolve their disagreement within the twenty (20) days following Buyer's notification to Seller of such disagreement; otherwise, the draft Form 8023 shall become the Final Form 8023. If Seller and Buyer are unable to resolve their disagreement, the dispute shall be submitted to the Accounting Arbiter or such other internationally recognized accounting firm as Seller and Buyer shall in good faith agree (the "Independent Accounting Firm"), whose expense shall be borne equally by Seller and Buyer, for resolution within twenty (20) days of such submission. The Form 8023 delivered by the Independent Accounting Firm shall be the Final Form 8023. The Final Form 8023 shall be binding on Seller, Buyer, and their respective Affiliates. Seller and Buyer shall take no position, and cause their respective Affiliates to take no position, inconsistent with the Final Form 8023. Neither Seller nor Buyer shall, or shall permit the Company and the Division Entities to, take any action to modify the Form 8023 (including any corrections, amendments or supplements thereto) after their execution or to modify or revoke the Election following the filing of the Form 8023 by Seller without the written consent of Seller or Buyer, as the case may be.

                  (iii) In connection with the Election, on or prior to the six-month anniversary of the Closing Date, (a) Buyer shall provide to Seller a proposed determination of the "Aggregate Deemed Sales Price" and the "Adjusted Grossed Up Basis" (each, as defined under applicable Treasury Regulations) with respect to the Company and the Division Entities (except those if any as shall be mutually agreed upon by Buyer and Seller), which allocations shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations. Within fifteen (15) days following such provision, Seller shall have the right to dispute any such proposed determination or proposed allocation; otherwise, such proposed determination or proposed allocation shall become final. If Seller so disputes any such determination or allocation and Buyer and Seller are unable to resolve their disagreement within the twenty (20) days following notification of such dispute, the dispute shall be submitted to the Independent Accounting Firm, whose expense shall be borne equally by Buyer and Seller, for resolution within twenty
      (20) days of such submission. The decision of the Independent Accounting Firm with respect to such dispute shall be binding upon Buyer and Seller. Seller and Buyer (a) shall be bound by the determinations and the allocations determined pursuant to this paragraph consistently therewith for purposes of determining any Taxes, including the preparation and filing of Internal Revenue Service Form 8883; (b) shall prepare and file all Tax Returns to be filed with any Tax authority in a manner consistent with such allocations; and (c) shall take no position inconsistent with such allocations in any Tax Return, any proceeding before any Tax authority or otherwise. In the event that any such allocation is disputed by any Tax authority, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute.

                  (iv) Buyer and Seller shall mutually prepare any forms or schedules similar to Form 8023 that are required for provisions of state or local Law that are comparable to Treasury Regulations Section 1.338(h)(10)-1 in a manner similar to the above procedure. In the event that the Final Form 8023 (or similar forms or schedules required for provisions of state or local Law) is disputed by any Tax authority, the party receiving written notice of the dispute shall promptly notify the other party hereto concerning such dispute.

                  (v) Notwithstanding the provisions of Sections 6.1(a)(i) through (iv) or any provision of Section 5.1, to the extent permitted by applicable Law, Seller may take such action, including converting the Company and Division Entities to limited liability companies or similar forms of organization, and shall make such elections as may be required to cause the Company and each of the Division Entities, other than those Division Entities as may be mutually agreed between Buyer and Seller prior to Closing, to be treated as entities each of which is disregarded as separate from its owner, within the meaning of Treasury Department Regulation 301.7701-2(c)(2) (and any analogous provision of state or local Tax law) ("Disregarded Entities"), so that, with respect to each such Disregarded Entity Seller shall be treated as selling, and Buyer shall be treated as purchasing, for all Federal and applicable state and local income tax purposes, the assets (other than stock of another Disregarded Entity) held by such Disregarded Entity; provided, however, that Seller may not take such action without the prior written consent of Buyer with respect to the Company or any Division Entity if such action would preclude Buyer from obtaining a tax basis in the assets of such entity equal to the allocable portion of the Purchase Price pursuant to the provisions of Section 6.1(f) or would otherwise adversely affect Buyer. Deemed sales of assets pursuant to the provisions of this Section 6.1(a)(v) are referred to herein as "DRE Sales."

             (b) Tax Return Filings, Refunds, and Credits.

                  (i) Seller shall timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all required Tax Returns (including any Consolidated Income Tax Returns), and any amended Tax Returns, with respect to the Division, the Company and the Division Entities for Tax periods that end on or before the Closing Date (the "Seller Returns"), and will pay (or cause to be paid) all Taxes due with respect to Seller Returns. Seller shall provide Buyer with a copy of any such Seller Return.

                  (ii) Buyer shall timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all required Tax Returns with respect to the Division, the Company, and the Division Entities for all Tax periods that include, but do not end on, the Closing Date (the "Straddle Period Returns"). The preparation and the filing shall be consistent with (including, as necessary, attaching copies of any relevant forms of its U.S. federal income Tax Return for the year including the Closing Date), and Buyer shall take no position that is inconsistent with, the Election (or, if applicable, the DRE Sales), or the forms filed with the Tax authorities with respect to the Election (or, if applicable, the DRE Sales) in any proceeding before any Tax authority. Buyer shall provide Seller with copies of any Straddle Period Returns at least thirty (30) Business Days (or such lesser period if, in the case of non-income Taxes, such forty-five (45) Business Day deadline is not reasonably practicable) prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement (the "Straddle Statement") setting forth and calculating in reasonable detail the Pre-Closing Taxes (as hereinafter defined). If Seller agrees with the Straddle Period Return and Straddle Statement, Seller shall pay to Buyer an amount equal to the Pre-Closing Taxes shown on the Straddle Statement not later than two (2) Business Days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return. If, within ten (10) days of the receipt of the Straddle Period Return and Straddle Statement, Seller notifies Buyer that it disputes the manner of preparation of the Straddle Period Return or the Pre-Closing Taxes shown on the Straddle Statement, then Buyer and Seller shall attempt to resolve their disagreement within the five (5) days following Seller's notification to Buyer of such disagreement. If Buyer and Seller are unable to resolve their disagreement, the dispute shall be submitted to the Independent Accounting Firm, whose expense shall be borne equally by Buyer and Seller, for resolution within twenty
      (20) days of such submission. The decision of the Independent Accounting Firm with respect to such dispute shall be binding upon Buyer and Seller, and Seller shall pay to Buyer an amount equal to the Pre-Closing Taxes, as decided by the Independent Accounting Firm, not later than two
      (2) Business Days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return or, if later, within two (2) Business Days following the resolution of the amount of such Pre-Closing Taxes, provided that Seller shall reimburse Buyer for any undisputed amounts not later than two (2) Business Days before the due date (including applicable extensions) for the payment of Taxes with respect to such Straddle Period Return.

                  (iii) From and after the Closing Date, Buyer and its Affiliates (including the Company and the Division Entities) shall not file any amended Tax Return, carryback claim, or other adjustment request with respect to the Division, the Company or the Division Entities for any Tax period that includes or ends on or before the Closing Date unless Seller consents in writing; provided, however, that with respect to any Straddle Period, such consent shall not be unreasonably withheld, delayed or conditioned.

                  (iv) For purposes of this Agreement, in the case of any Taxes of the Division, the Company, or the Division Entities that are payable with respect to any Straddle Period, the portion of any such Taxes that constitutes "Pre-Closing Taxes" shall:

      (A) in the case of real property, personal property and other ad valorem Taxes imposed on a periodic basis with respect to the business or assets of the Division, the Company, or the Division Entities or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (B) in the case of all other Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax period ended on the Closing Date. For purposes of clause (B) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. The parties hereto shall, to the extent permitted by applicable Law, elect with the relevant Tax authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date. For purposes of this Agreement, "Post-Closing Taxes" shall include any Taxes of the Division, the Company, and the Division Entities that are payable with respect to a Straddle Period, except for the portion of any such Taxes that constitutes Pre-Closing Taxes.

                  (v) Seller and Buyer shall reasonably cooperate in preparing and filing all Tax Returns with respect to the Division, the Company, and the Division Entities, including maintaining and making available to each other all records reasonably necessary in connection with Taxes of the Division, the Company, or the Division Entities and in resolving all disputes and audits with respect to all Tax periods relating to Taxes of the Division, the Company, and the Division Entities. Buyer shall prepare (or cause such preparation) within one hundred twenty (120) days after the Closing Date, usual and customary Consolidated Income Tax Return reporting packages submitted to Buyer by Seller with respect to the Company and the Division Entities for the taxable period ending on December 31, 2006 and for the taxable period beginning January 1, 2007, and ending as of the Closing Date. Without limiting the generality of the foregoing, Buyer shall reasonably cooperate (at Seller's expense) in the preparation, filing and prosecution of any claim for refunds of Taxes with respect to any Tax Period ending on or before the Closing Date.

                  (vi) For a period of six years after the Closing Date, Seller and its representatives shall have reasonable access to the books and records (including the right to make extracts thereof) of the Division, the Company, and the Division Entities to the extent that such books and records relate to Taxes and to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operation of the Division (including the Division Entities) prior to the Closing Date.

      Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select. In addition to the foregoing, the parties agree to cooperate with each other with respect to the defense of any claims or litigation relating to Taxes pertaining to the Division, the Company, or the Division Entities, provided that the party requesting such cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

                  (vii) If a Tax Indemnified Party (as hereinafter defined) receives a refund or credit or other reimbursement with respect to Taxes for which, or a Tax Period with respect to which, it would be indemnified under this Agreement, the Tax Indemnified Party shall pay over such refund or credit or other reimbursement to the Tax Indemnifying Party (as hereinafter defined). For the avoidance of doubt, any refund of Taxes relating to the Division received by Buyer with respect to a Taxable Period ending on or before the Closing Date shall be paid over to Seller and any refund of Taxes relating to the Division received by Seller with respect to a Taxable Period ending after the Closing Date shall be paid over to Buyer.

                  (viii) To the maximum extent allowed by law, Buyer must carry back any Tax Benefit (as hereinafter defined) which is attributable to the Division, the Company, or any of the Division Entities for any Tax period ending on or before the Closing Date or the portion of the Straddle Period ending on the Closing Date unless Buyer requests and obtains the written consent of Seller to do otherwise.

                  (ix) Buyer shall not, and shall cause the Company and the Division Entities not to, make, amend or revoke any Tax election if such action would adversely affect any Seller or its Affiliates with respect to any Tax period ending on or before the Closing Date or for the portion of a Straddle Period ending on the Closing Date or any Tax refund with respect thereto; provided that Buyer may take such actions if it reimburses Seller for the amount of Taxes resulting from such election that Seller would otherwise be responsible for hereunder.

                  (x) For purposes of this Agreement, a "Consolidated Income Tax Return" is any income Tax Return filed with respect to any consolidated, combined, affiliated or unified group provided for under
      Section 1501 of the Code and the Treasury Regulations under Section 1502 of the Code, or any comparable provisions of foreign, state or local Law, other than any income Tax Return that includes only the Company and the Division Entities.

             (c) Indemnity for Taxes.

                  (i) Notwithstanding any other provision of this Agreement, any indemnification with respect to Taxes shall be exclusively governed by the provisions of this Section 6.1(c).

                  (ii) Seller shall indemnify Buyer Indemnified Parties against and hold them harmless from all liability for (i) all Taxes imposed on the Division, the Company, or the Division Entities with respect to Tax periods ending on or before the Closing Date, (ii) Pre-Closing Taxes determined pursuant to Section 6.1(b)(iv) with respect to any Straddle Period, (iii) all Taxes that are attributable to Seller or any member (other than the Company or the Division Entities) of an Affiliated Group to which Seller is or was the common parent prior to the Closing Date that is imposed under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) by reason of the Company or any of the Division Entities being included in any such Tax group, (iv) all Damages imposed or suffered by Buyer Indemnified Parties by reason of or arising from any breach of or inaccuracy in any representation or warranty of Seller with regard to Taxes contained in Section 3.13 hereof, and (v) all Taxes arising in connection with or resulting from the Restructuring Transactions (other than Excess Restructuring Costs).

                  (iii) Buyer, the Company, and the Division Entities shall indemnify Seller and its Affiliates against and hold them harmless from all liability for (i) all Taxes of the Division, the Company, and the Division Entities with respect to Tax periods beginning after the Closing Date and (ii) Post-Closing Taxes, as determined pursuant to
      Section 6.1(b)(iv) with respect to any Straddle Period.

                  (iv) The obligation of Seller to indemnify and hold harmless Buyer Indemnified Parties, on the one hand, and the obligations of Buyer, the Company, and the Division Entities to indemnify and hold harmless Seller, on the other hand, pursuant to this Section 6.1(c), shall terminate sixty (60) days following the expiration of the applicable statutes of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof and except for claims that have been asserted prior to that time).

                  (v) A party seeking indemnification provided for under this Agreement (a "Tax Indemnified Party") in respect of Taxes arising out of or involving a claim or demand made by any third Person, including a Tax authority, against such party (a "Tax Third-Party Claim") must notify the party from whom such indemnification is sought (the "Tax Indemnifying Party") in writing of the Tax Third-Party Claim as promptly as possible but in no event later than ten (10) days after receipt by the Tax Indemnified Party of written notice of the Tax Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Tax Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Tax Indemnifying Party shall not be liable for any expenses incurred during the period in which the Tax Indemnified Party failed to give such notice). Thereafter, the Tax Indemnified Party shall deliver to the Tax Indemnifying Party, as promptly as possible but in no event later than ten (10) days after the Tax Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Tax Indemnified Party, relating to the Tax Third-Party Claim.

         If a Tax Third-Party Claim is made against the Tax Indemnified Party, the Tax Indemnifying Party shall be entitled to participate in the defense thereof and (except in the case of Straddle Period Taxes) to assume the defense thereof with counsel or other Tax advisors selected by the Tax Indemnifying Party reasonably satisfactory to the Tax Indemnified Party, if the Tax Indemnifying Party expressly agrees in writing that, as between the two, the Tax Indemnifying Party is solely responsible to satisfy and discharge the claim. If the Tax Indemnifying Party assumes such defense, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party for legal or other expenses subsequently incurred by the Tax Indemnified Party in connection with the defense thereof, provided, however, that the Tax Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Tax Indemnified Party, if and to the extent that (i) the Tax Indemnifying Party has not employed counsel reasonably satisfactory to the Tax Indemnified Party to assume the defense of such action within a reasonable time after commencement of the action; (ii) the employment of counsel and the amount reimbursable therefor by the Tax Indemnified Party has been authorized in writing by the Tax Indemnifying Party; or (iii) representation of the Tax Indemnifying Party and the Tax Indemnified Party by the same counsel would, in the reasonable opinion of such counsel, create a conflict of interest. If the Tax Indemnifying Party assumes such defense, the Tax Indemnified Party shall have the right to participate in the defense thereof and to employ counsel or other Tax advisors, at its own expense separate from the counsel or other Tax advisors employed by the Tax Indemnifying Party. Whether or not the Tax Indemnifying Party chooses to defend or prosecute any Tax Third-Party Claim, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Tax Indemnifying Party shall have assumed the defense of a Tax Third-Party Claim, the Tax Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Tax Third-Party Claim without the Tax Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

             (d) Transfer and Similar Taxes. Notwithstanding any other provisions of this Agreement to the contrary, all sales, use, transfer, gains, stamp, duties, recording and similar Taxes (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be borne one-half by Buyer and one-half by Seller, provided that all Transfer Taxes incurred in connection with the Restructuring Transactions (other than Excess Restructuring Costs) shall be borne by Seller. Seller shall accurately prepare and file all necessary Tax Returns and other documentation with respect to Transfer Taxes and timely pay all such Transfer Taxes. Buyer shall have reasonable opportunity to review and comment on any such Tax Return prior to filing, and Seller shall make such changes thereto as Buyer shall reasonably request. Buyer shall pay to Seller its share, if any, of the Transfer Tax shown to be due on the Tax Return as agreed within ten (10) Business Days after such Tax Return is given to Buyer. If required by applicable Law, Buyer will join in the execution of any such Return.

             (e) Termination of Tax Sharing Agreements. On or prior to the Closing Date, any agreement with respect to Taxes to which the Company or any of the Division Entities is a party shall be terminated (other than agreements, arrangements or practices solely between or among the Company and the Division Entities), all obligations thereunder shall be settled no later than immediately prior to the Closing and no additional payments shall be made under any provisions thereof after the Closing Date.

             (f) Allocation of Purchase Price. Within thirty (30) Business Days following the date hereof, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller, an allocation of the Initial Purchase Price among the assets of the Company and the Division Entities and the non-competition covenant set forth in Section 5.11 hereof (the "Allocation"). If, within thirty (30) Business Days of the receipt of the Allocation, Seller notifies Buyer that it disagrees with the Allocation and provides Buyer with a notice setting out in reasonable detail the reasons for its disagreement (the "Allocation Dispute Notice"), then Seller and Buyer shall attempt to resolve their disagreement within the ten (10) days following Buyer's receipt of Seller's Allocation Dispute Notice; otherwise, the Allocation shall become the "Final Allocation." If Seller and Buyer are unable to resolve their disagreement, the disputed items set forth in the Allocation Dispute Notice shall be submitted to the Independent Accounting Firm, whose expense shall be borne equally by Seller and Buyer. The Independent Accounting Firm shall determine and report in writing to Seller and Buyer as to its determination of all disputed matters submitted to the Independent Accounting Firm and the effect of such determinations on the Allocation within ten (10) Business Days after such submission, and such determinations shall be final, binding and conclusive as to Seller, Buyer and their respective Affiliates. In resolving any disputed item set forth in the Allocation Dispute Notice, the Independent Accounting Firm, acting in its capacity as an expert and not as an arbitrator:
(i) shall limit its review to matters specifically set forth in Buyer's Allocation Dispute Notice as a disputed item (other than those items thereafter resolved by mutual written agreement of Seller and Buyer) and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any other party in the Allocation prepared by Seller or Buyer's Allocation Dispute Notice delivered pursuant to this Section 6.1(f). Each of Seller and Buyer shall have the right, within five (5) Business Days of submission of any disputed item to the Independent Accounting Firm, to meet with representatives of the Independent Accounting Firm and present its position as to the resolution of such disputed item. In addition, Seller and Buyer shall each furnish to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items, as the Independent Accounting Firm may reasonably request. Buyer and Seller agree to
(i) be bound by the Final Allocation, (ii) act in a manner consistent with the Final Allocation for all purposes, including, without limitation, the preparation of financial statements and filing of all Tax Returns and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and
(iii) take no position, and cause their Affiliates to take no position, inconsistent with the Final Allocation for any purpose, in each case, except as otherwise required by Law.

         6.2 Division Employees; Employee Contracts and Benefits.

             (a) Continuation of Employment. At or prior to the Closing, Buyer shall make "at will" offers of employment to all employees of Seller and its Subsidiaries who are actively employed by Seller and who work at any of the Facilities, as well as those employees of Seller and its Subsidiaries who are primarily involved in actively providing services to the Division and who are listed in Section 6.2(a) of the Disclosure Letter (the "Division Offerees") on the terms described in Section 6.2(b). Any employees of Seller and its Subsidiaries who are normally employed in connection with the operation of the Facilities, or primarily in providing services to the Division and who are listed on Schedule 6.2(a) of the Disclosure Letter and are on approved leave of absence, including by reason of short or long term disability, shall become Division Offerees if, and only if, they are able to return to active employment within 180 days after Closing. Buyer agrees to hire the Division Offerees who accept such offer of employment. Division Offerees who accept their employment offers and commence employment with Buyer pursuant to such offers shall be referred to herein as "Transferred Employees." If, at any time from the Transition Date until the date that is one year after the Transition Date, Buyer, the Company or any Division Entity terminate the employment of any Transferred Employee (other than any Transferred Employee listed in Section 6.2(g) of the Disclosure Letter), Buyer shall be responsible for any severance due such employees under the severance plan of Seller disclosed in Section 6.2(a) of the Disclosure Letter (the "Severance Policy") and shall indemnify and hold harmless Seller against any Damages arising in connection therewith. If, at any time from and after the date that is one year after the Transition Date, Buyer, the Company or any Division Entity terminate the employment of any Transferred Employee (other than any Transferred Employee listed in Section 6.2(g) of the Disclosure Letter), Buyer shall be responsible for any severance due such employees under any applicable severance plan of Buyer and shall indemnify and hold harmless Seller against any Damages arising in connection therewith. If a Division Offeree does not accept Buyer's offer of employment where such offer did not reflect a base salary or wage rate, as applicable, bonus opportunities and employee benefits comparable in the aggregate to (or in excess of) the base salary or wage rate, as applicable, bonus opportunities (excluding transaction, retention or similar bonuses) and employee benefits provided to such Division Offeree as of the date hereof, Buyer shall be responsible for any severance due such Division Offeree under the Severance Policy and shall indemnify and hold harmless Seller against any Damages arising in connection therewith. If a Division Offeree does not accept Buyer's offer of employment where such offer reflected a base salary or wage rate, as applicable, bonus opportunities and employee benefits comparable in the aggregate to (or in excess of) the base salary or wage rate, as applicable, bonus opportunities (excluding transaction, retention or similar bonuses) and employee benefits provided to such Division Offeree as of the date hereof, Seller shall be responsible for any severance due such Division Offeree under the Severance Policy and shall indemnify and hold harmless Buyer against any Damages arising in connection therewith.

             (b) Compensation and Benefits. Subject to Section 6.2(g) hereof, upon the Transition Date, Buyer shall offer, or shall cause, as applicable, a Subsidiary of Buyer to offer, a base salary or wage rate, as applicable, bonus opportunity and employee benefits to the Transferred Employees that are substantially similar to those offered by Buyer, or the relevant Subsidiary of Buyer, to its own similarly situated employees. Any employee benefits provided to such Transferred Employees will be provided under existing or newly established employee benefit plans which will, in either case, be employee benefit plans of Buyer, a Subsidiary of Buyer, the Company or a Division Entity (any such employee benefit plan in which Transferred Employees participate, the "Applicable Buyer Plan") and which may be modified at any time.

             (c) Seller Plans. Transferred Employees shall cease participation, vesting, benefit and service accruals under all Benefit Plans of Seller immediately upon the Transition Date.

             (d) Benefit Plan Liabilities. Except as set forth in Sections 6.2(e) and 6.2(g) hereof, all Benefit Plan liabilities accrued by Seller with respect to Transferred Employees prior to the Transition Date, and all liabilities for benefits under any Benefit Plan that, on the Transition Date, are incurred but not yet reported, shall be the liability of and paid by Seller in accordance with applicable requirements. A liability under any Benefit Plan shall be deemed to be incurred for purposes of this Section 6.2(d) on the date on which the services or other benefits giving rise to that liability are provided without regard to when any bill or other demand for payment is made. Seller shall not be liable for any liabilities that are incurred, or that relate to any period, on or after the Transition Date.

             (e) Certain Other Liabilities. As of the Transition Date, all liabilities and obligations whatsoever with respect to Transferred Employees relating to or arising under any accrued wages and holiday, vacation and sick day benefits, shall to the extent accrued and reflected in the Net Working Capital be assumed by, and the sole responsibility of, Buyer or the Company or a Division Entity.

             (f) Participation and Service Credit.

                  (i) Except as otherwise expressly provided in this Agreement, effective as of the Transition Date, Buyer or a Division Entity, as applicable, shall give Transferred Employees service credit for purposes of eligibility and vesting under any Applicable Buyer Plan to the extent such service was recognized under the corresponding Benefit Plan of Seller.

                  (ii) Any Applicable Buyer Plan providing health benefits shall provide that each Transferred Employee who, on the Transition Date, is participating under a Welfare Plan of Seller providing health benefits, shall be immediately eligible to participate in and receive coverage under the Applicable Buyer Plan as of the Transition Date. Buyer shall waive any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under the Applicable Buyer Plan for Transferred Employees to the extent such restrictions have been or would have been satisfied under Seller Welfare Plans. Transferred Employees shall receive credit under each Applicable Buyer Plan for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums and similar limits applicable to them during the plan year of Seller Welfare Plan in which the Transition Date occurs in accordance with the corresponding Seller Welfare Plan.

             (g) Certain Plans and Agreements. Buyer agrees that Buyer will, or will cause the Company or the Division Entities to reimburse Seller for an amount up to $4,958,000 for severance costs that may be incurred by Seller in connection with the termination of employment of any employee listed in
Section 6.2(g) of the Disclosure Letter, provided that, as a condition of that reimbursement Seller has taken all such actions as are reasonably necessary to ensure that Buyer, its Subsidiaries, the Company and the Division Entities are entitled to the protections of all restrictive covenants, including without limitation, non-competition, protection of confidential information and non-solicitation of employees, to which any of the individuals listed in
Section 6.2(g) of the Disclosure Letter are subject by reason of any sale or other bonuses contingent upon the consummation of the transactions contemplated hereunder. All other liabilities of Seller or the Division Entities for severance pay (other than in connection with the

Severance Plan), stay bonuses, stock options or other equity incentives, retention plans, sale or other bonuses contingent upon the consummation of the transactions contemplated hereunder or any similar arrangements shall be retained by Seller and shall constitute "Retained Liabilities" hereunder and Buyer shall not assume any such liabilities or any other employee benefit or compensation liabilities, except as specifically set forth in Section 6.2(e) above.

             (h) FUTA; FICA. Buyer and Seller shall (i) treat Buyer or a Subsidiary of Buyer as a "successor employer" and the Company and the Division Entities, as applicable, as a "predecessor," within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees employed by Buyer or a Subsidiary of Buyer for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year in which the Transition Date occurs.

             (i) WARN Act Requirements. On and after the Transition Date, Buyer shall be responsible with respect to Transferred Employees and their beneficiaries for compliance with the Worker Adjustment and Retraining Notification Act of 1988 and any other applicable state Law of similar purpose.

         6.3 Workers' Compensation. Prior to Closing, Buyer shall use commercially reasonable efforts to fulfill the necessary requirements of each state in which the Company or any of the Division Entities operates with respect to workers' compensation insurance, including posting surety bonds or purchasing insurance policies.

         6.4 Use of Seller's Name and Logo. It is expressly agreed that Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in and to the name "HealthSouth" or any trade names, trademarks, Internet domain names, identifying logos or service marks related thereto or employing the words "HealthSouth" or any part or variation of any of the foregoing or any confusingly similar trade name, trademark, Internet domain name, logo or service mark (collectively, "Seller's Trademarks and Logos"). Notwithstanding the foregoing, the parties agree that during the period from the Closing Date until one hundred eighty (180) days after the Closing Date (the "Wind-down Period"), the Division Entities shall be entitled to continue to use Seller's Trademarks and Logos to the extent that such Seller's Trademarks and Logos exist or are contained as of the Closing Date on any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other similar material used by the Division prior to the Closing Date in the operation of the Division. The nature and quality of all uses of Seller's Trademarks and Logos made by the Division Entities shall conform to the quality standards set by Seller and communicated to Buyer, the Company or the Division Entities, either directly or indirectly. Buyer, the Company and the Division Entities shall not use Seller's Trademarks and Logos in any manner which might dilute, tarnish or disparage Seller or Seller's Trademarks and Logos. Buyer agrees that immediately upon termination of the Wind-down Period, Buyer shall cause the Division Entities to cease and desist from all further use of Seller's Trademarks and Logos and shall adopt new trade names, trademarks, Internet domain names, identifying logos and service marks related thereto which are not confusingly similar to Seller's Trademarks and Logos.

         6.5 Software. Seller shall deliver to Buyer at or prior to the Closing, via means and media to be mutually determined by the parties, the computer software source code and any computer aided software engineering tools, application program interfaces, developer toolkits, utilities and user documentation for the HPAS, Data Warehouse and Intranet applications developed for or used by the Division, including, without limitation, programming statements, instructions and notes, diagrams, schematics, help files, documentation and other material that a reasonably skilled programmer would need to operate, maintain, support and modify the HPAS, Data Warehouse and Intranet applications. Seller shall deliver the Hyperion Cubes associated with the Data Warehouse application used by the Division. In connection with the delivery of the HPAS, Data Warehouse and Intranet source code as provided herein, Seller hereby grants to Buyer and its Subsidiaries a perpetual, irrevocable, assignable, non-exclusive, worldwide, royalty-free and fully paid-up license to use, reproduce, distribute, display, modify, create derivative works of and otherwise exploit the HPAS, Data Warehouse and Intranet applications.

         6.6 Enterprise Systems. Seller and Buyer acknowledge and agree that it may be necessary to transfer to Buyer, the Company or the Division Entities, as applicable, certain rights under the computer hardware and software licenses, leases and service agreements used by the Division Entities and set forth in Section 6.6 of the Disclosure Letter, which have been acquired by Seller on an enterprise basis on behalf of the Company, the Division Entities or, as applicable, other Affiliates of Seller (the "Enterprise Systems"). Seller shall assist Buyer in effecting such assignments or transfers under the Enterprise System agreements as are set forth in
Section 6.6 of the Disclosure Letter, which Buyer and Seller have determined are necessary for the Division Entities to continue to use such Enterprise Systems following the Closing, provided that any such transfer or assignment shall involve only the capacity or volume used by the Division Entities under such agreements. Buyer shall be fully responsible for the payment of any fee or charge imposed by a licensor, lessor, or service provider under any Enterprise Systems as a consequence of such transfer. No other rights under computer hardware and software licenses, leases and service agreements used by the Division Entities which have been acquired by Seller on an enterprise basis on behalf of the Company, the Division Entities or, as applicable, other Affiliates of Seller shall be assigned or transferred to Buyer, the Company or any Division Entity pursuant to this Agreement, and Buyer, the Company and the Division Entities shall not be responsible for the payment of any support, lease or license fees due and owing after Closing with respect to any such other computer hardware and software licenses, leases and service agreements.


                                 ARTICLE VII
             CONDITIONS TO OBLIGATIONS OF EACH OF SELLER AND BUYER
             -----------------------------------------------------

         7.1 Mutual Conditions. The respective obligations of each of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver to the extent permitted, at or prior to the Closing of each of the following conditions:

             (a) No Injunction or Statute. No statute, rule, regulation, executive order, decree, injunction or other order enacted, entered, promulgated, enforced or issued by any

Governmental Entity preventing consummation of the transactions contemplated by this Agreement shall be in effect on the Closing Date.

             (b) No Proceeding. There shall not be pending any suit, action or proceeding by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

             (c) Expiration or Termination of HSR Periods. All waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.


                                 ARTICLE VIII
                      CONDITIONS TO OBLIGATIONS OF SELLER
                      -----------------------------------

         8.1 Conditions. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

             (a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct (without giving effect to any "materiality" qualifiers set forth therein) as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any "materiality" qualifiers set forth therein) would not materially impair the ability of Buyer to consummate the transactions contemplated hereby.

             (b) Performance. Buyer shall have performed and complied, in all material respects, with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

             (c) Officer's Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed by an executive officer of Buyer, certifying the fulfillment of the conditions specified in Sections 8.1(a) and 8.1(b) hereof.

             (d) Secretary's Certificates. Seller shall have received certificates, dated the Closing Date, duly executed by the Secretary or Assistant Secretary of Buyer, on behalf of Buyer, certifying as to: (i) the attached copy of the resolutions of the Board of Directors of Buyer, authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and any other documents or instruments contemplated hereby, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded; and
(ii) the incumbency, authority and specimen signature of each officer of Buyer executing this Agreement or any other document or instrument contemplated hereby.


                                  ARTICLE IX
                      CONDITIONS TO OBLIGATIONS OF BUYER
                      ----------------------------------

         9.1 Conditions. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

             (a) Representations and Warranties. The representations and warranties of Seller (i) contained in Sections 3.2, 3.4 and 3.5 of this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), (ii) contained in Section 3.19 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made at and as of the Closing Date, and (iii) contained in this Agreement other than those referenced in clauses (i) or (ii) above, shall be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers set forth therein) as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except in the case of clauses (iii) where the failure of such representations and warranties to be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

             (b) Performance. Seller shall have performed and complied, in all material respects, with all agreements and covenants required by this Agreement to be so performed or complied with by Seller at or prior to the Closing.

             (c) Officer's Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by an executive officer of Seller, certifying the fulfillment of the conditions specified in Sections 9.1(a) and 9.1(b) hereof.

             (d) Restructuring Transactions. Seller shall have caused the Restructuring Transactions to be consummated pursuant to agreements in form and substance reasonably satisfactory to Buyer.

             (e) Regulatory Consents and Notices. All consents, approvals, waivers, authorizations, licenses and Filings required to be obtained from or made with any Governmental Entity so as to permit Buyer or the Division Entities to continue to operate the Business after the Closing in substantially the same manner as the Business is currently operated shall have been obtained and made, and any waiting period applicable to the transactions contemplated by this Agreement in connection with any Filing required to be made with or notice required to be given to any Governmental Entity under applicable Law shall have expired.

             (f) Third Party Lease Consents. The aggregate EBITDA of the outpatient rehabilitation clinics of the Division for the nine months ended September 30, 2006 located at Real Properties which are Consented Leases (excluding clinics that have negative EBITDA, without any allocation of corporate overhead) shall equal at least eighty percent (80%) of the aggregate EBITDA of the outpatient rehabilitation clinics that are Required Consent Leases (excluding clinics that have negative EBITDA, without any allocation of corporate overhead) for the nine months ended September 30, 2006.

             (g) Third Party Payor Contract Consents. The aggregate revenues of the Division for the nine months ended September 30, 2006 derived from third party payor contracts which are (i) Consented Third Party Payor Contracts, or (ii) Non Required Consent Third Party Payor Contracts, shall equal at least eighty percent (80%) of the aggregate revenues of the Division derived from all third party payor contracts for the nine months ended September 30, 2006.

             (h) Repayment of Indebtedness. Seller shall have repaid or assumed, or caused to be repaid or assumed, on behalf of the Company and the Division Entities, all outstanding Indebtedness (together with accrued interest thereon) of the Company and the Division Entities (other than Capitalized Lease Indebtedness and Earn-Out Indebtedness), and the Company and the Division Entities shall have been released from any and all obligations and liabilities related to such Indebtedness (other than Capitalized Lease Indebtedness and Earn-Out Indebtedness) and any Lien or guaranty in respect of any such Indebtedness (other than Capitalized Lease Indebtedness and Earn-Out Indebtedness) shall have been released.

             (i) Secretary's Certificate. Buyer shall have received a certificate, dated the Closing Date, duly executed by the Secretary or an Assistant Secretary of Seller, on behalf of Seller, certifying as to: (i) the attached copy of the resolutions of the Board of Directors of Seller authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, the Restructuring Agreements and any other documents or instruments contemplated hereby, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded; (ii) the incumbency, authority and specimen signature of each officer of Seller executing this Agreement, the Restructuring Agreements or any other document or instrument contemplated hereby.


                                  ARTICLE X
                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

         10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby and by the Ancillary Agreements may be abandoned:

             (a) at any time, by mutual written agreement of Seller and Buyer;

             (b) at any time after the date that is six months following the date hereof (the "Termination Date"), by either Seller or Buyer upon five (5) Business Days' prior written notice to the other party, if the Closing shall not have occurred for any reason on or prior to the Termination Date, provided, however, that the right to terminate this Agreement pursuant to this
Section 10.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur.

             (c) (i) by Seller, if the conditions set forth in Section 7.1 or
8.1 hereof have not been satisfied, and are not reasonably capable of being satisfied on or prior to the Termination Date, or (ii) by Buyer, if the conditions set forth in Section 7.1 or 9.1 have not been satisfied, and are not reasonably capable of being satisfied, on or prior to the Termination Date; or

             (d) by Buyer or Seller, if any court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

         10.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby and by the Ancillary Agreements pursuant to Section 10.1 hereof, written notice thereof shall be given by the party so terminating to the other party to this Agreement, and this Agreement shall terminate and the transactions contemplated hereby and thereby shall be abandoned without further action by Seller or Buyer. If this Agreement is terminated pursuant to
Section 10.1 hereof:

             (a) Buyer shall return all documents, work papers and other materials (and all copies thereof) obtained from Seller or the Company or any of the Division Entities or their respective employees, agents or representatives relating to the transactions contemplated hereby and by the Restructuring Agreements, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by Buyer with respect to the Division shall be treated in accordance with Section 5.2(b) hereof and the Confidentiality Agreement referred to in such Section;

             (b) At the option of Seller, all Filings, applications and other submissions made pursuant to Sections 5.3, 5.4 and 5.5 hereof shall, to the extent practicable, be withdrawn from the agency or other Person to which made;

             (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 10.2, this Agreement shall become null and void and of no further force or effect, except for the obligations provided for in Sections 5.6, 10.2, 12.3, 12.10 and 12.11 hereof, the confidentiality provision contained in Section 5.2(b) hereof and the Confidentiality Agreement referred to in such Section shall survive any such termination of this Agreement without limitation; and

             (d) Such termination shall not be deemed to release and shall not relieve either party hereto from any liability for any breach or violation by such party of any of its representations, warranties, covenants or agreements contained in this Agreement, nor shall such termination impair the rights of either party to (i) compel specific performance by the other party of its obligations under this Agreement or (ii) seek any other remedy under law or in equity.

         10.3 Amendment and Modification. This Agreement may be amended, modified or supplemented at any time but only by written agreement of the parties hereto.

                                  ARTICLE XI
                 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         11.1 Survival of Representations. The representations and warranties in this Agreement shall survive the Closing solely for purposes of this
Article XI and shall terminate on the date that is eighteen (18) months after the Closing Date; provided, however, the representations and warranties under Sections 3.1, 3.2, 3.4 and 3.5 hereof (and solely to the extent relating to the foregoing representations, the certificate delivered pursuant to Section 9.1(c) hereof) shall survive indefinitely. Notwithstanding the foregoing, Seller's obligation to indemnify Buyer Indemnified Parties (as hereinafter defined) pursuant to Sections 11.2(b), 11.2(c), 11.2(d), 11.2(e), 11.2(f),
11.2(g), 11.2(h), 11.2(i), 11.2(j) and 11.2(k) hereof shall survive indefinitely. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Seller or Buyer based upon, directly or indirectly, any of the representations and warranties contained in Articles III and IV hereof after the applicable survival period. Notwithstanding anything to the contrary contained herein, the foregoing time limitations shall not apply to any claims with respect to which the claiming party has delivered a written notice prior to the expiration of the applicable time period in accordance with the provisions hereof.

         11.2 Seller's Agreement to Indemnify. Upon the terms and subject to conditions of this Article XI, from and after the Closing Date, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates (including the Company and its Subsidiaries) and their respective officers, directors, and employees ("Buyer Indemnified Parties"), from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon, or suffered or incurred by Buyer Indemnified Parties by reason of or arising from: (a) a breach of any representation or warranty of Seller contained in this Agreement or any certificate delivered hereunder; (b) a breach of any covenant or agreement of Seller contained in this Agreement or any certificate delivered hereunder; (c) Unrelated Liabilities (as hereinafter defined); (d) the Retained Litigation; (e) any liability for Indebtedness of the Company or any Division Entity (other than any Capitalized Lease Indebtedness or Earn-Out Indebtedness) outstanding as of the Closing; (f) any Retained Liabilities; (g) any Health Care Related Liabilities; (h) the failure to obtain Consent to a Required Consent Lease such that it becomes a Consented Lease unless, at the time that such Damages are incurred, the 90% Lease Condition is satisfied; (i) the failure to obtain Consent to a Required Consent Third Party Payor Contract such that it becomes a Consented Third Party Payor Contract unless, at the time that such Damages are incurred, the 90% Payor Contract Condition is satisfied; (j) any escheat law with respect to unclaimed property; or (k) the costs of enforcing any Buyer Indemnified Party's rights hereunder (collectively, "Buyer Claims").

         11.3 Seller's Limitation of Liability. Notwithstanding any provision in this Agreement to the contrary, the liability of Seller to indemnify Buyer Indemnified Parties pursuant to Section 11.2(a) hereof against any Damages sustained by reason of any Buyer Claim with respect to a breach of a representation or warranty shall be limited to Buyer Claims as to which a Buyer Indemnified Party has given Seller written notice, setting forth therein in reasonable detail the basis for such Buyer Claim, on or prior to the termination of such representation or warranty pursuant to Section 11.1 hereof; provided, however, that (a) Seller shall be liable pursuant to the provisions for indemnification contained in
Section 11.2(a) hereof with respect to breaches of representations and warranties (other than the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.19 and 3.20 hereof and, solely to the extent relating to the foregoing representations, the certificate delivered pursuant to Section 9.1(c) hereof (collectively, the "Excluded Representations")), only after the aggregate amount of all such Buyer Claims for which Seller is liable under this Agreement (without regard to the limitation contained in this proviso) exceeds an amount equal to $1,840,000 (the "Basket"), and only to the extent of such excess, and (b) no Buyer Claim (or series of related Buyer Claims) pursuant to the provisions for indemnification contained in Section 11.2(a) hereof with respect to breaches of representations and warranties in an amount less than $50,000 may be asserted. Notwithstanding any other provision of this Agreement, in no event shall the aggregate amount of all Buyer Claims for which Seller is liable pursuant to: (i) Section 11.2(a) hereof (other than as a result of the breach of any Excluded Representations), exceed an amount equal to $19,187,000, and (ii) Section 11.2(a) hereof (solely as a result of the breach of Excluded Representations), 11.2(b). 11.2(f), 11.2(g), 11.2(h) and 11.2(i), exceed an amount equal to the Purchase Price, less the aggregate amount of all Buyer Claims for which Seller is liable pursuant to Section 11.2(a) hereof with respect to breaches of representations and warranties other than the Excluded Representations. Without limiting in any manner the applicability of the preceding provisions of this Section 11.3, Buyer and Seller agree that (i) Seller's obligations under Section 11.2(h) with respect to any given Required Consent Lease shall be limited to Damages incurred with respect to the period commencing on the Closing Date and ending on the earliest date that the Required Consent Lease could be terminated by the lessor (or, if earlier, the date such Required Consent Lease would have expired) in accordance with its terms had Consent thereunder been obtained, and (ii) Seller's obligations under Section 11.2(i) with respect to any given Required Consent Third Party Payor Contract shall be limited to Damages incurred with respect to the period commencing on the Closing Date and ending on the earlier of the date one year after the Closing Date and the date that such contract would normally expire in accordance with its terms had Consent thereunder been obtained.

         11.4 Buyer's Agreement to Indemnify. Upon the terms and subject to the conditions of this Article XI, from and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective officers, directors, and employees ("Seller Indemnified Parties"), from and against all Damages asserted against, resulting to, imposed upon or incurred by Seller Indemnified Parties by reason of or arising from: (a) a breach of any representation or warranty of Buyer contained in this Agreement or any certificate delivered hereunder; (b) a breach of any covenant or agreement of Buyer contained in this Agreement or any certificate delivered hereunder; (c) any liability or obligation of the Company, the Division Entities or the Division other than the Retained Litigation, Unrelated Liabilities, Pre-Closing Taxes, or any other liability for which Seller has agreed to indemnify Buyer or the existence of which is a breach of Seller's representations and warranties under this Agreement; (d) any liability or obligation resulting from any Guaranty made by Buyer or its Affiliates referred to in Section 2.5 hereof, to the extent arising or incurred after the Closing; (e) any liability or obligation resulting from any Guaranty referred to in Section 2.5 hereof for which Buyer shall not have caused itself or one of its Affiliates to be substituted in all respects for Seller, effective as of the Closing; (f) any liability for any Capitalized Lease Indebtedness or Earn-Out Indebtedness; (g) any Excess Restructuring Costs, or (h) the costs of enforcing any Seller Indemnified Party's rights hereunder (collectively, "Seller Claims").

         11.5 Buyer's Limitation of Liability. Notwithstanding any provision in this Agreement to the contrary, the liability of Buyer to indemnify Seller Indemnified Parties pursuant to Section 11.4(a) hereof against any Damages sustained by reason of any Seller Claim with respect to the breach of a representation or warranty shall be limited to Seller Claims as to which a Seller Indemnified Party has given Buyer written notice thereof, setting forth therein in reasonable detail the basis for such Seller Claim, on or prior to the termination of such representation or warranty pursuant to Section 11.1 hereof; provided, however, that (i) Buyer shall be liable pursuant to the provisions for indemnification contained in Section 11.4(a) hereof with respect to breaches of warranties (other than the representations and warranties contained in Section 4.1 hereof and, solely to the extent relating to the foregoing representation, the certificate delivered pursuant to Section 8.1(c) hereof) only after the aggregate amount of all such Seller Claims for which Buyer is liable under this Agreement (without regard to the limitation contained in this proviso) exceeds an amount equal to $1,840,000, and only to the extent of such excess, and (ii) no Seller Claim (or series of related Seller Claims) pursuant to the provisions for indemnification contained in
Section 11.4(a) hereof with respect to breaches of representations and warranties in an amount less than $50,000 may be asserted. Notwithstanding any other provision of this Agreement, in no event shall the aggregate amount of all Seller Claims for which Buyer is liable pursuant to such Section 11.4(a) hereof (other than the representations and warranties set forth in Section 4.1 hereof, and, solely to the extent relating to the foregoing, the certificate delivered pursuant to Section 8.1(c) hereof) exceed an amount equal to $19,187,000.

         11.6 Conditions of Indemnification With Respect to Third-Party Claims. The obligations and liabilities of Seller and Buyer with respect to Buyer Claims and Seller Claims, respectively, which arise or result from claims for Damages made by third parties ("Third-Party Claims") shall be subject to the following terms and conditions:

                  (i) (A) The indemnified party shall give the indemnifying party prompt written notice of any such Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been materially prejudiced as a result of such failure; and (B) the indemnifying party shall have the right to undertake the defense thereof by counsel chosen by it that is reasonably acceptable to the indemnified party, if the claim involves solely monetary damages and the indemnifying party expressly agrees in writing with the indemnified party that, as between the two, the indemnifying party is solely responsible to satisfy and discharge the claim; provided, that if the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense; provided further, however, that the indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party, if and to the extent that
      (x) the indemnifying party has not employed counsel reasonably satisfactory to the indemnified party to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action; (y) the employment of counsel and the amount reimbursable therefor by the indemnified party has been authorized in writing by the indemnifying party; or (z) representation of the indemnifying party and the indemnified party by the same counsel would, in the reasonable opinion of such counsel, create a conflict of interest;

                  (ii) Until the indemnifying party assumes the defense of a Third-Party Claim, the indemnified party shall have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the indemnifying party subject to the right of the indemnifying party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof (subject to subclause (B) of clause (i) above); and

                  (iii) Notwithstanding any provision in this Article XI to the contrary, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld, delayed or conditioned), the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that (A) includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Third-Party Claim and which does not impose any obligation on the indemnified party, or (B) provides solely for monetary relief to be paid by the indemnifying party and which does not otherwise involve or purport to bind or limit the indemnified party. In addition, if the indemnifying party shall have assumed the defense of the Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, delayed or conditioned), and the indemnifying party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by an indemnified party without such prior written consent of the indemnifying party.

         11.7 Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 11.2 or 11.4 hereof that does not involve a Third-Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall, as promptly as practicable after discovery of such claim, deliver written notice of such claim to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section
11.2 or 11.4 hereof, except to the extent that the indemnifying party shall have been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within twenty (20) Business Days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 11.2 or 11.4 hereof, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 11.2 or 11.4 hereof and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate Court of competent jurisdiction.

         11.8 Sole Remedy.

             (a) Buyer and Seller acknowledge and agree that, if the Closing occurs, their sole and exclusive remedy for monetary damages following the Closing with respect to any and all claims, including Buyer Claims and Seller Claims (whether Third-Party Claims or otherwise), relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in
Section 6.1(c) hereof and this Article XI; provided, however, that nothing contained herein shall prevent an indemnified party from pursuing remedies as may be available to such party under applicable Law in the event of an indemnifying party's fraud or failure to comply with its indemnification obligations hereunder.

             (b) The indemnifying party shall be subrogated to the rights of the indemnified party in respect of any insurance relating to the Damages to the extent of any indemnification payments made hereunder. The parties agree that the indemnification obligations of the parties set forth in this Agreement do not in any way change or modify any duty of any party to mitigate its Damages under applicable Law; provided that, with regard to any indemnification obligation of Seller under 11.2(h), Seller and Buyer agree that Buyer's duty to mitigate shall include the entry into a management agreement with Seller or relocation of the applicable Facility in accordance with the last sentence of Section 2.4(c). Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

             (c) Buyer and Seller agree to treat (and cause their Affiliates to treat), to the extent permitted by applicable Law, any indemnification payment under this Agreement as an adjustment to the Purchase Price. Any indemnification obligation under this Agreement shall be net of (i) any Tax Benefit actually realized by the indemnified party or its Affiliates, and (ii) any insurance proceeds or any indemnity, contribution or other similar payment received by the indemnified party or its Affiliates from any third party with respect thereto, net of any expenses related to the recovery of such proceeds and net of any increase in premiums of retroactive premium adjustments. The indemnified party shall use its commercially reasonable efforts, at no cost to the Indemnified Party, to obtain full recovery under all insurance policies covering any indemnification obligation to the same extent as they would if such indemnification obligation were not subject to indemnification under this Agreement (it being understood that Buyer shall have no obligation to make a claim against Buyer's insurance policies with respect to any matter that is covered by Seller's self-insurance program). In the event that an insurance or other recovery is received by any indemnified party with respect to any indemnification obligation for which any such Person has been indemnified under this Agreement, then a refund equal to the aggregate amount of the recovery shall be made promptly to the indemnifying party. As used herein, "Tax Benefit" shall mean the Tax savings attributable to any deduction, expense, loss, credit or refund to the indemnified party or its Affiliates, when actually realized, net of any Tax detriment associated with the receipt, or right to receive indemnification hereunder. The amount of any Tax Benefit actually realized shall be equal to the actual reduction in Taxes paid in cash determined with the applicable Tax items taken into account as compared with the Taxes that would have been payable without the applicable Tax items.

             (d) For purposes of this Agreement, except with respect to damages claimed by a third party, the parties acknowledge and agree that Damages shall not include damages incurred directly or indirectly as a result of lost profits or any special, consequential or punitive damages. Notwithstanding the foregoing, it is understood and agreed that the limitation on recovery of lost profits, special, consequential or punitive damages contained in the preceding sentence shall not limit a party's ability to recover direct or general damages or change or have any bearing on the interpretation of what constitutes direct or general damages, it being understood that direct and general damages shall be given its normal meaning under the Law.

             (e) It is agreed that, solely in determining whether there has been a breach of any provision under this Agreement for purposes of this
Article XI, the concepts of materiality, Material Adverse Effect, "in all material respects" and other similar qualifying language contained in such provision shall be read to mean that the breach of or failure to comply with such provision has resulted, or would reasonably be expected to result, in Damages to the non-breaching party in excess of $100,000; provided, however, that in the event that there has been a breach of such provision after giving effect to such qualifying language (as read in the manner set forth above in this Section 11.8(e)), then for purposes of determining whether the Basket has been exceeded with respect to such breach or breaches and the amount of any resulting Damages, the concept of materiality, Material Adverse Effect, "in all material respects" and other similar qualifying language contained in the representations and warranties and certifications of or on behalf of the applicable party shall be disregarded.

             (f) Notwithstanding anything to the contrary contained herein, no limitation or condition of liability or indemnity shall apply to any rights or claims based upon fraud or intentional misrepresentation.

             (g) No right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of the non-breaching party of any breach of a representation, warranty, covenant or agreement contained in this Agreement or in any certificate delivered pursuant hereto by the other party at any time, or the decision of any party to complete the Closing.


                                  ARTICLE XII
                                 MISCELLANEOUS
                                 -------------

         12.1 Fees and Expenses. Whether or not the transactions contemplated hereby and by the Ancillary Agreements are consummated pursuant hereto and thereto, each of Seller and Buyer shall pay all fees and expenses incurred by it or on its behalf and Seller shall pay all fees and expenses incurred by or on behalf of the Company or any of the Division Entities in connection with or in anticipation of this Agreement, the Restructuring Transactions and the consummation of the transactions contemplated hereby.

         12.2 Further Assurances. After Closing, at the request of the other party hereto and at the expense of the party so requesting, Seller and Buyer shall execute and deliver to such requesting party such documents, shall file with the appropriate Governmental Entities all documents necessary or appropriate and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby and by the Ancillary Agreements, including, without limitation, Section 2.4 hereof.

         12.3 Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing (which shall include notice by telecopy or like transmission) and shall be deemed given (i) on the day delivered (or if that day is not a Business Day, or if delivered after the close of business on a Business Day, on the first following day that is a Business Day) when (x) delivered personally against receipt or (y) sent by overnight courier, (ii) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, or if after the close of business on a Business Day, on the first following day that is a Business Day) and (iii) on the third Business Day after mailed by certified or registered first-class mail to the parties at the following addresses (or to such other addresses as a party may have specified by notice given to the other parties hereto pursuant to this provision):


                  If to Buyer, to:

                           Select Medical Corporation
                           4716 Old Gettysburg Road
                           Mechanicsburg, Pennsylvania 17055
                           Telecopy:  (717) 975-9981
                           Attention:  Michael E. Tarvin, Esq.

                  with a copy to:

                           Dechert LLP
                           Cira Centre
                           2929 Arch Street
                           Philadelphia, Pennsylvania 19104
                           Telecopy:  (215) 994-2222
                           Attention:  Carmen J. Romano, Esq.

                  If to Seller, to:

                           HealthSouth Corporation
                           One HealthSouth Parkway
                           Birmingham, Alabama 35243
                           Telecopy:  (205) 262-3948
                           Attention:  General Counsel

                  with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           One Rodney Square
                           Wilmington, Delaware  19801

                           Telecopy:  (302) 651-3001
                           Attention:  Robert B. Pincus, Esq.
                                       Allison L. Land, Esq.

         12.4 Entire Agreement. This Agreement, the Ancillary Agreements, the Disclosure Letter and the exhibits, schedules and other documents referred to herein which form a part hereof (including the Confidentiality Agreement referred to in Section 5.2(b) hereof) contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements, understandings, statements or proposals; provided, however, that if there is any conflict between the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

         12.5 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Law.

         12.6 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, except that (a) other than as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by Seller or Buyer without the prior written consent of the other party hereto; (b) the rights and obligations of Seller may be assigned to any of its wholly-owned subsidiaries, which at the time of such assignment own the Shares, provided that no such assignment shall limit or affect Seller's obligations hereunder; and (c) the rights and obligations of Buyer may be assigned to any of its wholly-owned Subsidiaries, provided that no such assignment shall limit or affect Buyer's obligations hereunder.

         12.7 No Third-Party Beneficiaries. This Agreement is not intended and shall not be deemed to confer upon or give any Person except the parties hereto and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement (except as set forth in Article XI hereof with respect to Buyer Indemnified Parties and Seller Indemnified Parties).

         12.8 Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.9 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "including" shall mean including, without limitation, and, unless the context otherwise requires, the word "or" is not exclusive. All references in this Agreement to "dollars" or "$" shall mean United States dollars.

         12.10 Forum; Service of Process. Except as set forth in Section 1.6 hereof, any legal suit, action or proceeding brought by Seller or Buyer, or any of their respective Affiliates, arising out of or based upon this Agreement shall be instituted in the courts of the State of Delaware or the courts of the United States of America located in the State of Delaware (collectively, the "Courts"), and each of Seller and Buyer (on its behalf and on behalf of such Affiliates) waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of the Courts in any such suit, action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) ARISING OUT OF OR BASED UPON THIS AGREEMENT.

         12.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof (to the extent that the application of the laws of another jurisdiction would be required thereby).

         12.12 Specific Performance. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity. The provisions of this Section 12.12 shall not apply with regard to
Section 5.11, which shall be governed by the terms set forth therein.

         12.13 Waivers. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement or in any of the Ancillary Agreements. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term or condition. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         12.14 Defined Terms.

         "2005 Pro Forma Financial Information" shall have the meaning ascribed to such term in Section 3.7(c) hereof.

         "2005 Segment Information" shall have the meaning ascribed to such term in Section 3.7(d)(i) hereof.

         "90% Lease Condition" shall mean the condition that outpatient rehabilitation clinics of the Division for the nine months ended September 30, 2006 located at Real Properties which are Consented Leases (excluding clinics that have negative EBITDA, without any allocation of corporate overhead) is equal to or greater than ninety percent (90%) of the aggregate EBITDA of the outpatient rehabilitation clinics that are Required Consent Leases (excluding clinics that have negative EBITDA, without any allocation of corporate overhead) for the nine months ended September 30, 2006.

         "90% Payor Contract Condition" shall mean the condition that the aggregate revenues of the Division for the nine months ended September 30, 2006 derived from third party payor contracts which are Consented Third Party Payor Contracts or Non Required Consent Third Party Payor Contracts is equal to or greater than ninety percent (90%) of the aggregate revenues of the Division derived from all third party payor contracts for the nine months ended September 30, 2006.

         "Accounting Arbiter" shall have the meaning ascribed to such term in
Section 1.6(a)(iii) hereof.

         "Accounting Principles" shall have the meaning ascribed to such term in Section 1.6(a)(i) hereof.

         "Actual Closing Cash Balance" shall have the meaning ascribed to such term in Section 1.6(a)(ii) hereof.

         "Actual Net Working Capital" shall have the meaning ascribed to such term in Section 1.6(a)(ii) hereof.

         "Adjusted Grossed Up Basis" shall have the meaning ascribed to such term in Section 6.1(a)(iii) hereof.

         "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

         "Affiliated Group" shall have the meaning ascribed to such term in
Section 3.13(a)(i) hereof.

         "Aggregate Deemed Sales Price" shall have the meaning ascribed to such term in Section 6.1(a)(iii) hereof.

         "Agreement" shall have the meaning ascribed to such term in the Preamble hereto.

         "Allocation" shall have the meaning ascribed to such term in Section 6.1(f) hereof.

         "Allocation Dispute Notice" shall have the meaning ascribed to such term in Section 6.1(f) hereof.

         "Ancillary Agreements" shall have the meaning ascribed to such term in Section 2.1 hereof.

         "Anti-Kickback Law" shall have the meaning ascribed to such term in
Section 3.18(a) hereof.

         "Applicable Buyer Plan" shall have the meaning ascribed to such term in Section 6.2(b) hereof.

         "Audited Financial Statements" shall have the meaning ascribed to such term in Section 3.7(a) hereof.

         "Basket" shall have the meaning ascribed to such term in Section 11.3 hereof.

         "Benefit Plans" shall mean each Pension Plan, Welfare Plan, and each other plan or written arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained, participated in or contributed to by any ERISA Affiliate for the benefit of any present or former employees of the Company or any of the Division Entities.

         "Business" shall have the meaning ascribed to such term in the Recitals hereto.

         "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law to close.

         "Buyer" shall have the meaning ascribed to such term in the Preamble hereto.

         "Buyer Claims" shall have the meaning ascribed to such term in
Section 11.2 hereof.

         "Buyer Indemnified Parties" shall have the meaning ascribed to such term in Section 11.2 hereof.

         "Buyer Representatives" shall have the meaning ascribed to such term in Section 5.2(a) hereof.

         "Capitalized Lease Indebtedness" shall have the meaning ascribed to such term within the definition of "Indebtedness" in this Section 12.14.

         "Cash" shall mean unrestricted cash, immediately available, held by the Company and any Division Entity as of the Effective Time.

         "Cash Adjustment Amount" shall have the meaning ascribed to such term in Section 1.6(a)(ii) hereof.

         "Cash Due to Minority Interest Holders" shall mean the aggregate amount of Cash due to Minority Interest Holders in respect of accrued but unpaid Distributions payable as of the Effective Time by Division Entities, whether or not declared.

         "CIA" shall have the meaning ascribed thereto in Section 3.18(c) hereof.

         "Closing" shall have the meaning ascribed to such term in Section 1.1 hereof.

         "Closing Cash Balance" shall have the meaning ascribed to such term in Section 1.6(a)(i) hereof.

         "Closing Date" shall have the meaning ascribed to such term in
Section 1.3 hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" shall have the meaning ascribed to such term in the Recitals hereto.

         "Conclusive Statement" shall have the meaning ascribed to such term in Section 1.6(a)(v) hereof.

         "Confidentiality Agreement" shall have the meaning ascribed to such term in Section 5.2(b) hereof.

         "Consent" shall have the meaning ascribed to such term in Section 3.6(b) hereof.

         "Consented Leases" shall mean a Required Consent Lease for which the lessor or landlord has, prior to (or, for purposes of Section 11.2(h) hereof, after) Closing, consented in writing to the transactions contemplated by this Agreement without any conditions that are adverse to the Division and, as a result of such Consent, the Company or any Division Entity will have, from and after the Closing (or, for purposes of Section 11.2(h) hereof, the date of such Consent), no lesser rights or greater burdens under such lease as it had on the date hereof unaffected by the transactions contemplated hereby, including the continued right to exercise all renewal options under such lease.

         "Consented Third Party Payor Contracts" shall mean a Required Consent Third Party Payor Contract for which one of the following conditions has been met: (a) the third party payor has, prior to (or, for purposes of Section 11.2(i) hereof, after) Closing, consented in writing to the transactions contemplated by this Agreement without any conditions that are adverse to the Division and, as a result of such Consent, the Company or any Division Entity will have, from and after the Closing (or, for purposes of Section 11.2(i) hereof, the date of such Consent), a payor contract with such third party payor on substantially the same terms as it had on the date hereof unaffected by the transactions contemplated hereby; (b) if requested by Buyer (it being understood that Buyer shall have no obligation hereunder to make such request), the third party payor has, prior to (or, for purposes of Section 11.2(i) hereof, after) Closing, consented in writing to the inclusion of the Division, to the extent covered in such Required Consent Third Party Payor Contract, within a then-existing contract between Buyer and such third party payor; or (c) the Company or a Division Entity has entered into a new contract with such third party payor with substantially the same terms for the Division as the contract with such third party payor that exists as of the date hereof.

         "Consolidated Income Tax Return" shall have the meaning ascribed to such term in Section 6.1(b)(x) hereof.

         "Contract" shall mean any contract, obligation, plan, undertaking, arrangement, commitment, note, bond, mortgage, indenture, agreement, license, lease or other instrument.

         "Courts" shall have the meaning ascribed to such term in Section
12.10 hereof.

         "Damages" shall have the meaning ascribed to such term in Section
11.2 hereof.

         "Deficiency Amount" shall have the meaning ascribed to such term in
Section 1.6(a)(ii) hereof.

         "Disclosure Letter" shall have the meaning ascribed to such term in
Section 2.2(a) hereof.

         "Disregarded Entity" shall have the meaning ascribed to such term in
Section 6.1(a)(i) hereof.

         "Distributions" shall mean the amount of any dividends or other distributions accrued by a Division Entity during the calendar quarter in which the Effective Time occurs; provided, however, that, for purposes of determining the amount of Cash Due to Minority Interest Holders, the amount of Distributions shall be determined by multiplying (i) the total amount of such dividends or other distributions that would be payable by a Division Entity to Seller or its Affiliates in respect of the entire calendar quarter in which the Effective Time occurs by (ii) a fraction, the numerator of which is the number of days in such calendar quarter that have elapsed up to and including the Effective Time, and the denominator of which is the total number of days in such calendar quarter.

         "Division" shall have the meaning ascribed to such term in the Recitals hereto.

         "Division Entities" shall have the meaning ascribed to such term in the Recitals hereto.

         "Division Offerees" shall have the meaning ascribed to such term in
Section 6.2(a) hereof.

                  "DOJ" shall have the meaning ascribed to such term in
Section 5.5 hereof.

         "DRE Sales" shall have the meaning ascribed to such term in Section 6.1(a)(v) hereof.

         "Earn-Out Indebtedness" shall have the meaning ascribed to such term within the definition of "Indebtedness" in this Section 12.14.

         "EBITDA" shall mean for any Person the net income before interest, taxes, depreciation and amortization of such Person.

         "Effective Time" shall have the meaning ascribed to such term in
Section 1.3 hereof.

         "Election" shall have the meaning ascribed to such term in Section 6.1(a)(i) hereof.

         "Enterprise Systems" shall have the meaning ascribed to such term in
Section 6.6 hereof.

         "Environmental Law" shall mean any Law or common law relating to pollution, Hazardous Substances or the protection of the environment, human health or safety;

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.

         "ERISA Affiliate" shall mean the Company or any other Person or entity that, together with Seller, is, or at any time for which any relevant statute of limitations remaining open, was, treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code.

         "Estimated Closing Cash Balance" shall have the meaning ascribed to such term in Section 1.6(a)(i) hereof.

         "Estimated Net Working Capital" shall have the meaning ascribed to such term in Section 1.6(a)(i) hereof.

         "Estimated Net Working Capital Adjustment" shall have the meaning ascribed to such term in Section 1.2 hereof.

         "Excess Amount" shall have the meaning ascribed to such term in
Section 1.6(a)(ii) hereof.

         "Excess Restructuring Costs" shall have the meaning ascribed to such term in Section 2.4(b) hereof.

         "Exchange Act" shall have the meaning ascribed to such term in
Section 3.6(b) hereof.

         "Excluded Assets" shall have the meaning ascribed to such term in
Section 2.4(b) hereof.

         "Excluded Representations" shall have the meaning ascribed to such term in Section 11.3 hereof.

         "Facilities" shall mean the outpatient rehabilitation facilities owned and operated by the Division.

         "Federal Health Care Programs" shall have the meaning ascribed to such term in Section 3.18(a) hereof.

         "Filing" shall have the meaning ascribed to such term in Section 3.6(b) hereof.

         "Final Allocation" shall have the meaning ascribed to such term in
Section 6.1(f) hereof.

         "Form 8023" shall have the meaning ascribed to such term in Section 6.1(a)(ii) hereof.

         "FTC" shall have the meaning ascribed to such term in Section 5.5 hereof.

         "GAAP" means U.S. generally accepted accounting principles, consistently applied throughout the periods presented.

         "Going Clinics" shall have the meaning ascribed to such term in
Section 2.4(a) hereof.

         "Good Faith Statement" shall have the meaning ascribed to such term in Section 1.6(a)(i) hereof.

         "Governmental Entity" shall have the meaning ascribed to such term in
Section 3.6(b) hereof.

         "Guaranties" shall have the meaning ascribed to such term in Section
2.5 hereof.

         "Hazardous Substances" shall mean any hazardous or toxic substance, material or waste, pollutant or contaminant, including, without limitation, any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, medical waste, infectious waste, mold or radon;

         "Health Care Related Liabilities" shall mean any liabilities or obligations of the Division to the extent arising from events or circumstances, or acts or omissions, which occur prior to the Closing and which constitute an actual or alleged violation of the Stark, Anti-Kickback or False Claims Act Laws, or of any other statutes, rules, regulations regarding any Federal Health Care Programs including, without limitation, alleged improper billing or coding activities, billing for services that are not medically necessary or provided, fraud or abuse, criminal activity or fee splitting or with respect to any document filed or to be filed by Seller or any claim made in connection with any Federal Health Care Program or third party payor.

         "HIPAA" shall have the meaning ascribed to such term in Section 3.18(a) hereof.

         "HSR Act" shall have the meaning ascribed to such term in Section 3.6(b) hereof.

"Indebtedness" of any Person at any date means: (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, other than trade liabilities and accrued expenses, including any interest and premiums and the earned portion of any so-called "earn-out" obligations, including those listed in Section 12.14(i) of the Disclosure Letter (the "Earn-Out Indebtedness"); (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture or similar instrument; (c) all obligations of such Person under capitalized leases ("Capitalized Lease Indebtedness"); (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof; (e) any other long-term liabilities as determined in accordance with GAAP; (f) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (g) all reimbursement obligations, contingent or otherwise, under a drawn acceptance, letter of credit or similar facility; (h) obligations with respect to any interest rate or currency, hedging, swap or similar agreement; (i) any obligation classified as a refund due patients and other third-party payors in the Audited Financial Statements, other than those reflected in account 2512; and (j) direct or indirect guarantees of any of the foregoing for the benefit of another Person.

         "Independent Accounting Firm" shall have the meaning ascribed to such term in Section 6.1(a)(ii) hereof.

         "Initial Purchase Price" shall have the meaning ascribed to such term in Section 1.2 hereof.

         "Intellectual Property Rights" shall have the meaning ascribed to such term in Section 3.10(a) hereof.

         "Intercompany Agreements" shall have the meaning ascribed to such term in Section 2.2(a) hereof.

         "Interest Rate" shall mean the rate of interest published as the "Prime Rate" in the "Money Rates" column of the Eastern Edition of The Wall Street Journal calculated on the basis of a 365-day year and charged for the actual number of days elapsed.

         "Interim Pro Forma Income Statement" shall have the meaning ascribed to such term in Section 3.7(b) hereof.

         "Interim Segment Information" shall have the meaning ascribed to such term in Section 3.7(d)(iii) hereof.

         "IT Systems" shall have the meaning ascribed to such term in Section 3.10(c) hereof.

         "Knowledge of Seller" or "Seller's Knowledge" shall mean the actual knowledge of Jay Grinney, John L. Workman, Michael D. Snow, Diane L. Munson, Steve McPherson, John Markus, Jim Covert, John P. Whittington and Diane Merkt. "Law" shall mean shall mean any federal, state, county, municipal, local or foreign statute, ordinance, rule, regulation, law, judgment, order, decree, injunction or other authorization.

         "Leased Real Property" shall have the meaning ascribed to such term in Section 3.9 hereof.

         "Liens" shall have the meaning ascribed to such term in Section 1.1 hereof.

         "Litigation" shall have the meaning ascribed to such term in Section 3.11(a) hereof.

         "Material Adverse Effect" shall mean a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and the Division Entities, taken as a whole, or on the ability of Seller to perform its obligations hereunder or consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred: (a) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to this Agreement or the announcement or pendency of the transactions contemplated by this Agreement (including any reduction in revenues, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to Buyer's announcement or other disclosure of its plans or intentions with respect to the operation of the Division (or any portion thereof); (c) changes or conditions, including changes in the economy, financial markets, or political conditions, whether resulting from acts of terrorism or war or otherwise, affecting the U.S. economy generally or the industry in which the Division operates (except to the extent such changes have a disproportionate impact on the Division, taken as a whole, relevant to other companies in the industries and geographic markets where the Division conducts business); (d) any adverse change, effect, event, occurrence, state of facts or development resulting from the taking of any action by Seller required by, or the failure to take any action by Seller prohibited by, this Agreement (including any reduction in revenues, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (e) any failure by the Division to meet projections or forecasts (provided that the underlying cause of such failure may be considered in determining whether there is a Material Adverse Effect); (f) any change after the date hereof in accounting requirements or principles required by GAAP or required by any change in applicable Laws and any restatement of the Division's financial statements as a result thereof or public announcement related thereto; or (g) any adverse change, effect, event, occurrence, state of facts or development attributable or relating to transaction expenses incurred in connection with the transactions contemplated by this Agreement.

         "Material Contracts" shall have the meaning ascribed to such term in
Section 3.14(a) hereof.

         "Minority Interest Holders" shall mean holders of capital stock or other equity interests in the Division Entities other than Seller and its Subsidiaries.

         "Net Working Capital" shall have the meaning ascribed to such term in
Section 1.6(a)(i) hereof.

         "Net Working Capital Adjustment Amount" shall have the meaning ascribed to such term in Section 1.6(a)(ii) hereof.

         "Non Required Consent Third Party Payor Contract" means those third party payor contracts that, without giving effect to the reference to "Material Adverse Effect" in the last sentence of Section 3.6(b) hereof, would not be required to be listed in Section 3.6(b) of the Disclosure Letter.

         "Notice of Disagreement" shall have the meaning ascribed to such term in Section 1.6(a)(iii) hereof.

         "Pension Plan" shall mean each employee pension benefit plan as defined in Section 3(2) of ERISA.

         "Permits" shall have the meaning ascribed to such term in Section 3.15(b) hereof.

         "Permitted Liens" shall mean (i) statutory material mechanics', carriers', workmen's, repairmen's or similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent, (ii) ordinary course Liens for Taxes, assessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty and for which adequate reserves have been made in the 2005 Pro Forma Financial Information, and (iii) in the case of Real Property,
(A) immaterial imperfections of title or encumbrances, (B) easements, covenants, rights-of-way and other encumbrances or restrictions of record, (C) zoning, building and other similar restrictions, (D) Liens that have been placed by any developer, landlord or other third party on any leased property and (E) unrecorded easements, covenants, rights of way or other restrictions, none of which items materially impair the use of the property to which they relate to the operation of the Division as operated on the date hereof.

         "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

         "Post-Closing Taxes" shall have the meaning ascribed to such term in
Section 6.1(b)(iv) hereof.

         "Pre-Closing Taxes" shall have the meaning ascribed to such term in
Section 6.1(b)(iv) hereof.

         "Pre-Closing Transactions" shall have the meaning ascribed to such term in Section 5.9(b) hereof.

         "Purchase Price" shall have the meaning ascribed to such term in
Section 1.6(b) hereof.

         "Real Property" shall have the meaning ascribed to such term in
Section 3.9 hereof.

         "Records" shall have the meaning ascribed to such term in Section 5.9(a) hereof.

         "Release" shall mean any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposal or other movement of Hazardous Substances.

         "Replacement Lease" shall have the meaning ascribed to such term in
Section 2.4(c) hereof.

         "Required Consent Lease" means those leases and subleases for Real Property that, without giving effect to the reference to "Material Adverse Effect" in the last sentence of Section 3.6(b) hereof, would be required to be listed in Section 3.6(b) of the Disclosure Letter.

         "Required Consent Third Party Payor Contract" means the third party payor contracts that, without giving effect to the reference to "Material Adverse Effect" in the last sentence of Section 3.6(b) hereof, would be required to be listed in Section 3.6(b) of the Disclosure Letter.

         "Restricted Territory" shall mean the area within a twenty (20) mile radius of any location where a Facility is owned or operated as of the Closing Date.

         "Restructuring Agreements" shall have the meaning ascribed to such term in Section 2.4(b) hereof.

         "Restructuring Transactions" shall have the meaning ascribed to such term in Section 2.4(b) hereof.

         "Retained Liabilities" shall mean (i) any liabilities or obligations of Seller, the Company or the Division for any severance pay, stay bonuses, stock options or other equity incentives, retention plans, sale or other bonuses contingent upon the consummation of the transactions contemplated hereunder or any similar arrangements except as set forth in Section 6.2(g) hereof, and (ii) any and all liabilities or obligations of the Division to the extent arising from events or circumstances, or relating to acts or omissions, which occur prior to the Closing and that are normally covered by any commercial general liability, automobile, workers' compensation, property and casualty, professional malpractice, employer liability, health benefit or other insurance policy or are covered by any self-insurance retention of Seller, other than any liabilities or obligations to the extent reflected as a liability in Actual Net Working Capital.

         "Retained Litigation" shall have the meaning ascribed to such term in
Section 5.9(b) hereof.

         "SEC" shall have the meaning ascribed to such term in Section 5.10 hereof.

         "Seller" shall have the meaning ascribed to such term in the Preamble hereto.

         "Seller Claims" shall have the meaning ascribed to such term in
Section 11.4 hereof.

         "Seller Indemnified Parties" shall have the meaning ascribed to such term in Section 11.4 hereof.

         "Seller Outpatient Employee" shall have the meaning ascribed to such term in Section 5.11(b)(i) hereof.

         "Seller Returns" shall have the meaning ascribed to such term in
Section 6.1(b)(i) hereof.

         "Seller's Trademarks and Logos" shall have the meaning ascribed to such term in Section 6.4 hereof.

         "September 30 Form 10-Q" shall have the meaning ascribed to such term in Section 3.7(b) hereof.

         "Severance Policy" shall have the meaning ascribed to such term in
Section 6.2(a) hereof.

         "Shares" shall have the meaning ascribed to such term in the Recitals hereto.

         "Stark Law" shall have the meaning ascribed to such term in Section 3.18(a) hereof.

         "Statement" shall have the meaning ascribed to such term in Section 1.6(a)(ii) hereof.

         "Staying Clinics" shall have the meaning ascribed to such term in
Section 2.4(b) hereof.

         "Straddle Period Returns" shall have the meaning ascribed to such term in Section 6.1(b)(ii) hereof.

         "Straddle Statement" shall have the meaning ascribed to such term in
Section 6.1(b)(ii) hereof.

         "Subsidiary" means with respect to a specified Person, any other Person of which (i) a majority of the voting power of the voting equity securities or equity interests is owned, directly or indirectly, by such specified Person or (ii) the general partner, manager or other entity governing such other Person is controlled by such specified Person.

         "Subsidiary Shares" shall have the meaning ascribed to such term in
Section 3.2 hereof.

         "Target Net Working Capital" means Twenty-Seven Million One Hundred Twenty-Four Thousand Dollars ($27,124,000), such amount having been calculated in accordance with the calculation of Net Working Capital set forth on
Schedule II attached hereto.

         "Tax" or "Taxes" shall have the meaning ascribed to such term in
Section 3.13(c) hereof.

         "Tax Benefit" shall have the meaning ascribed to such term in Section 11.8(c) hereof.

         "Tax Indemnified Party" shall have the meaning ascribed to such term in Section 6.1(c)(v) hereof.

         "Tax Indemnifying Party" shall have the meaning ascribed to such term in Section 6.1(c)(v) hereof.

         "Tax Return" shall have the meaning ascribed to such term in Section 3.13(c) hereof.

         "Tax Third-Party Claim" shall have the meaning ascribed to such term in Section 6.1(c)(v) hereof.

         "Termination Date" shall have the meaning ascribed to such term in
Section 10.1(b) hereof.

         "Third-Party Claims" shall have the meaning ascribed to such term in
Section 11.6 hereof.

         "Transfer Taxes" shall have the meaning ascribed to such term in
Section 6.1(d) hereof.

         "Transferred Employees" shall have the meaning ascribed to such term in Section 6.2(a) hereof.

         "Transition Agreement" shall have the meaning ascribed to such term in Section 2.1(a) hereof.

         "Transition Date" shall have the meaning ascribed to such term in
Section 5.9(c) hereof.

         "Unadjusted Purchase Price" shall have the meaning ascribed to such term in Section 1.2 hereof.

         "Unrelated Liabilities" shall mean any obligation or liability of Seller or its Affiliates (including the Company or a Division Entity) to the extent such obligation or liability does not arise out of or relate to the Business of the Division to be sold to Buyer hereunder. For the avoidance of doubt, Unrelated Liabilities shall include any liabilities assumed by Seller or any of its Affiliates as part of the Restructuring Transactions or that relate to any Excluded Assets or the Staying Clinics.

         "Welfare Plan" shall mean each employee welfare benefit plan as defined in Section 3(1) of ERISA.

         "Wind-down Period" shall have the meaning ascribed to such term in
Section 6.4 hereof.


                           [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.



                                HEALTHSOUTH CORPORATION


                                By:         /s/ Jay Grinney
                                    ----------------------------------
                                    Name:   Jay Grinney
                                    Title:  Chief Executive Officer


                                SELECT MEDICAL CORPORATION


                                By:         /s/ Robert A. Ortenzio
                                    ----------------------------------
                                    Name:   Robert A. Ortenzio
                                    Title:  Chief Executive Officer